EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VOYANT TECHNOLOGIES, INC.

VOYAGER ACQUISITION CORPORATION

POLYCOM, INC.

AND WITH RESPECT TO ARTICLES VII AND IX ONLY

MARK SOANE

AS STOCKHOLDER REPRESENTATIVE

AND

U.S. BANK NATIONAL ASSOCIATION

AS ESCROW AGENT

Dated as of November 21, 2003

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

7.2	Indemnification	77
7.3	Escrow Arrangements	78
7.4	Stockholder Representative	85
7.5	Maximum Payments; Remedy	86
7.6	Exclusive Remedy; Right of Set-Off	86
7.7	Adjustments to Consideration	87

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		90

8.1	Termination	90
8.2	Effect of Termination	91
8.3	Amendment	91
8.4	Extension; Waiver	91

ARTICLE IX GENERAL PROVISIONS		92

9.1	Notices	92
9.2	Interpretation	93
9.3	Counterparts	93
9.4	Entire Agreement; Assignment	93
9.5	Severability	94
9.6	Other Remedies	94
9.7	Governing Law	94
9.8	Rules of Construction	94
9.9	WAIVER OF JURY TRIAL	94

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Stockholder Support Agreement

Exhibit B	Form of Termination Agreement

Exhibit C	Form of Non-Competition Agreement

Exhibit D	Form of Certificate of Merger

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THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of November 21, 2003 by and among Polycom, Inc., a Delaware corporation (“Parent”), Voyager Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Voyant Technologies, Inc., a Delaware corporation (the “Company”), and with respect to Section 1.9, Article VII and Article IX, Mark Soane as Stockholder Representative (the “Stockholder Representative”) and U.S. Bank National Association as Escrow Agent (the “Escrow Agent”).

RECITALS

A. The Boards of Directors of each of Parent, Merger Sub and the Company believe it is in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein and (ii) all issued and outstanding options to purchase capital stock of the Company shall be either (x) terminated (unless previously exercised for capital stock of the Company) or (y) assumed by Parent and converted into options to purchase common stock of Parent, in either case in accordance with the terms of this Agreement and the applicable option plan.

C. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as security for the indemnification set forth in this Agreement.

D. The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E. Concurrently with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into (i) Stockholder Support Agreements, each in the form attached hereto as Exhibit A (the “Stockholder Support Agreements”) and (ii) Agreements and Consent to Terminate, each in the form attached hereto as Exhibit B (the “Termination Agreements”), with Parent, and certain key employees of the Company are entering into Non-Competition Agreements, each in the form attached hereto as Exhibit C (the “Non-Competition Agreements”), with Parent.

F. Immediately following the execution and delivery of this Agreement, the Company shall obtain the irrevocable adoption of this Agreement and approval of the Merger and the transactions contemplated hereby by the stockholders of the Company pursuant to an Action by Written Consent signed by each officer of the Company, each member of the Company’s Board of Directors (and any affiliated entities) in his, her or its capacity as a stockholder of the Company, and certain other stockholders of the Company all of whom collectively hold at least a majority of (i) the outstanding shares of Company Capital Stock (as defined in Section 1.6(a)) voting as a single class, and (ii) the Company Series B Preferred Stock voting as a separate class, pursuant to and in accordance with the applicable provisions of Delaware Law (as defined in Section 1.1) and the certificate of incorporation and bylaws of the Company.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, but no later than three (3) business days following satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, including the condition set forth in Section 6.2(r), but subject to the fulfillment or waiver of those conditions), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit D, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, subject to Section 5.15, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Voyant Technologies, Inc.”

(b) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, subject to Section 5.15, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5 Directors and Officers.

(a) Directors. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law, the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b) Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

(c) Directors of Subsidiaries of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors of Merger Sub immediately prior to the

Effective Time to be the directors of any subsidiaries of the Surviving Corporation immediately after the Effective Time, each to hold office as a director of each such subsidiary in accordance with the provisions of the laws of the respective state of its incorporation and the respective bylaws of each such subsidiary.

(d) Officers of Subsidiaries of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the officers of Merger Sub immediately prior to the Effective Time to be the officers of any subsidiaries of the Surviving Corporation immediately after the Effective Time, each to hold office as an officer of each such subsidiary in accordance with the provisions of the laws of the respective state of its incorporation and the bylaws of each such subsidiary.

1.6 Merger Consideration.

(a) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“280G Adjustment Amount” shall mean an amount of cash equal to $1,300,000.

“Accounts Payable” shall mean the aggregate amount of the accounts payable of the Company and its consolidated subsidiaries (as defined by and determined in accordance with GAAP consistently applied), including (i) any Estimated Third Party Expenses and other amounts referred to on Schedule 1.6(a) which have not been paid at or prior to the Closing, (ii) any accounts payable attributable to any Tail Coverage (as defined in Section 5.15) and (iii) all accrued expenses payable to Raindance Communications, Inc. Accounts Payable shall in no event include any state sales tax, use tax or similar tax that may become payable out of the Sales Tax Escrow Amount.

“Allocable Portion” of a particular Earn-Out Payment under Section 1.9 or a particular distribution out of the Escrow Fund (except pursuant to the proviso at the end of Section 7.3(c)) or in connection with any Working Capital Surplus, each under Article VII (any such Earn-Out Payment or distribution from the Escrow Fund or in connection with any Working Capital Surplus being referred to herein as a “Subsequent Payment”), shall mean:

(a) with respect to each former holder of shares of Company Series B Preferred Stock, the product of (x) the amount that would have been payable with respect to each share of Series B Preferred Stock pursuant to clause (1) of Section 1.6(c)(ii) had such Subsequent Payment (and any previously distributed Subsequent Payments) been included in the Upfront Consideration, less the sum of the amount payable with respect to each share of Series B Preferred Stock pursuant to clause (1) of Section 1.6(c)(ii) and any Subsequent Payments previously made with respect to each such share, and (y) the number of shares of Company Series B Preferred Stock held by such former Company Stockholder immediately prior to the Effective Time (the “Series B Payment”); and

(b) with respect to each former holder of shares (other than Dissenting Shares) of Company Series A Preferred Stock or Company Common Stock (including all shares of Company Common Stock issued or deemed to have been issued upon all exercises and deemed exercises of Company Options and Company Warrants prior to the Effective Time including pursuant to Section 5.18), the product of (A) the amount of such Subsequent Payment less the amount of the aggregate Series B Payments comprising a portion of such Subsequent Payment, and (B) the quotient obtained by dividing (x) the number of shares (other than Dissenting Shares) of Company Series A Preferred Stock or Company Common Stock (including all shares of Company Common Stock issued or deemed to have been issued upon all exercises and deemed exercises of Company Options and Company Warrants prior to the Effective Time including pursuant to Section 5.18), as applicable, held by such former Company Stockholder immediately prior to the Effective Time by (y) the Total Non-Dissenting Shares minus the number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time.

The aggregate amount of all Allocable Portions of a particular Subsequent Payment shall equal 100% of the Subsequent Payment.

“Assumed Options” shall mean any Exchange Options which are assumed by Parent pursuant to Sections 1.6(d) and 5.18(c) and are not exercised prior to the Effective Time and all New Options.

“Cash and Cash Equivalents” shall mean the aggregate amount of the cash and cash equivalents of the Company and its consolidated subsidiaries (as defined by and determined in accordance with GAAP consistently applied). For purposes of this calculation, the Company’s Cash and Cash Equivalents shall (x) exclude restricted cash securing the payment of obligations, if any, and all Option and Warrant Exercise Proceeds, and (y) give effect to the payment of any Third Party Expenses actually paid by the Company at or prior to the Closing.

“Closing Date Working Capital Statement” shall mean a statement prepared by the Company in accordance with GAAP consistently applied setting forth the Company’s (i) estimated Cash and Cash Equivalents as of the Closing (without giving effect to any actions taken by Parent that may become effective as of the Closing), (ii) estimated Receivables as of the Closing (without giving effect to any actions taken by Parent that may become effective as of the Closing), (iii) estimated Inventory as of the Closing (without giving effect to any actions taken by Parent that may become effective as of the Closing), (iv) estimated Accounts Payable as of the Closing (without giving effect to any actions taken by Parent that may become effective as of the Closing), and (v) Estimated Third Party Expenses. To the extent the Closing Date Working Capital Statement is based on estimates, such estimates shall be made in good faith based on reasonable assumptions.

“Common Consideration” shall mean the Upfront Consideration plus the Option and Warrant Exercise Proceeds minus the Preferred Stock Liquidation Preferences.

“Common Exchange Price” shall mean (i) the Common Consideration divided by (ii) the Total Outstanding Shares (with the result rounded to four decimal places).

“Company Capital Stock” shall mean, collectively, Company Common Stock and Company Preferred Stock.

“Company Common Stock” shall mean the common stock, $.0001 par value per share, of the Company.

“Company Optionholders” shall mean all holders of Company Options.

“Company Options” shall mean options to purchase or otherwise acquire Company Common Stock, whether or not vested, but shall not include Company Preferred Stock or Company Warrants.

“Company Preferred Stock” shall mean, collectively, the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, $.0001 par value per share.

“Company Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, $.0001 par value per share.

“Company Stockholders” shall mean holders of shares of Company Capital Stock.

“Company Warrantholders” shall mean all holders of Company Warrants.

“Company Warrants” shall mean warrants to purchase or otherwise acquire Company Capital Stock.

“Cost of Goods Sold” shall mean the cost to the Company (prior to the Closing) or to Parent or the Surviving Corporation or any affiliate of Parent or the Surviving Corporation (after the Closing) during the relevant period of manufacturing Earn-Out Products (including related inventory valuation adjustments), purchasing Earn-Out Products from third parties, providing services included in, supporting or related to

Earn-Out Products (including providing web hosted services related to Earn-Out Products, unless Parent shall have notified the Stockholder Representative of its election to exclude such services from the Earn-Out Products), and royalties payable to third parties in connection with any of the foregoing, determined in accordance with GAAP consistently applied and in a manner consistent with Parent’s normal accounting policies. Notwithstanding any of the foregoing, Cost of Goods Sold shall include only allocations and provisions related to the Earn-Out Operating Unit (as defined in Section 1.9(g)), and shall not include any allocations or provisions for Parent corporate level overhead and depreciation.

“Earn-Out Payment” shall mean any payment pursuant to Section 1.9, whether pursuant to the First Tranche or Second Tranche.

“Earn-Out Products” shall mean (i) the products and services provided by the Company as of or prior to the date hereof, (ii) all products and services that are derivative from or successors to or replacements for or that have substantially similar form, fit and function to any products or services referred to in clause (i), and (iii) all revisions and enhancements to any products or services referred to in clause (i) or clause (ii).

“Escrow Amount” shall mean an amount of cash equal to $11,070,000 plus the Sales Tax Escrow Amount.

“Estimated Third Party Expenses” shall mean the amount of Third Party Expenses incurred or estimated to be incurred by the Company as set forth on the Closing Date Working Capital Statement.

“Excess Third Party Expenses” shall mean the amount, if any, by which Estimated Third Party Expenses, as reflected on the Closing Date Working Capital Statement (regardless of whether or not any such Estimated Third Party Expenses also have the effect of increasing the Working Capital Deficit), exceed $1,750,000. If such Estimated Third Party Expenses are less than or equal to $1,750,000, Excess Third Party Expenses shall equal zero.

“Exchange Options” shall mean Company Options to be issued on or about December 3, 2003 pursuant to the Option Exchange Program.

“First Tranche Ceiling” shall mean $48,851,000.

“First Tranche Difference” shall equal $9,819,000.

“First Tranche Floor” shall mean $39,032,000.

“First Tranche Maximum Payout” shall mean $20,000,000.

“First Tranche Period” shall mean the calendar year ending December 31, 2004.

“GAAP” shall mean United States generally accepted accounting principles.

“Gross Profit” shall mean (i) Net Sales less (ii) Cost of Goods Sold less (iii) Uncollectible Accounts.

“Independent Auditors” shall mean Ernst & Young LLP, or another nationally-recognized firm of independent auditors that has not performed work for, and is otherwise independent of, each of Parent, the Company and the Stockholder Representative.

“Inventory” shall mean all inventory, merchandise, finished goods, work in process, raw materials and packaging maintained, held or stored by or for the Company and its consolidated subsidiaries (as defined by and determined in accordance with GAAP consistently applied), other than any of the foregoing that is obsolete, defective or in excess of the needs of the business of the Company reasonably anticipated by the Company for the normal operation of the business prior to the Closing consistent with past practices and outstanding customer contracts.

“Knowledge” shall mean, with respect to any person, the actual knowledge of such person’s officers and directors and the actual knowledge of those employees of such person and its subsidiaries who report directly to such officers and whom such officers reasonably believe would have actual knowledge of the matters represented.

“Material Adverse Effect” shall mean any circumstance, change, event or effect that, individually or together with other circumstances, changes, events or effects, is materially adverse to the business, operations, assets (including intangible assets), liabilities (including contingent liabilities), capitalization, earnings or other results of operations, or the condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse circumstance, change, event or effect that results from changes affecting the United States economy generally (to the extent such changes do not disproportionately affect the Company); (b) any fact or circumstance to the extent that such fact or circumstance has resulted or would result in a reduction in the Upfront Consideration; or (c) any adverse circumstance, change, event or effect resulting from the failure to take any action referred to in Section 4.1 that was not taken by the Company because Parent refused to consent following a request for such consent.

“Merger Consideration” shall mean, collectively, the Upfront Consideration and the Earn-Out Payments.

“Net Sales” shall mean the revenue recognized by the Company (prior to the Closing) or Parent and its consolidated subsidiaries (after the Closing) during the relevant period from the sale, lease, license, exchange, provision or other disposition for value of Earn-Out Products to third parties determined in accordance with GAAP consistently applied and in a manner consistent with Parent’s normal accounting policies. In the event that any Earn-Out Products are offered in combination with any other products or services, Net Sales attributable to such Earn-Out Products shall be determined based upon the relative published list prices of each product or service sold, leased, licensed, exchanged, provided or otherwise disposed of within such combination.

“New Options” shall mean Company Options which shall be granted to certain employees of the Company as set forth in Section 5.18(b).

“Option and Warrant Exercise Proceeds” shall mean an aggregate amount equal to the amount of any cash that is paid or deemed to have been paid to the Company upon the exercise of Company Options or Company Warrants after the date of this Agreement through and including the Effective Time, and, for purposes of clarity, shall exclude the exercise price of the Assumed Options.

“Option Exchange Program” shall mean the Company’s Option Cancellation and Regrant Program as described in the Company’s memorandum dated May 9, 2003.

“Option Exchange Ratio” shall mean (i) the Common Exchange Price divided by (ii) the Parent Stock Price.

“Option Plans” shall mean, collectively, the Company’s Second Amended and Restated 1999 Stock Option Plan and the Company’s 2000 Equity Incentive Plan.

“Parent Common Stock” shall mean the common stock, $0.0005 par value per share, of Parent.

“Parent Stock Price” shall mean the closing price of a share of Parent Common Stock on the last trading day immediately prior to the Closing Date, as reported on The Nasdaq National Market.

“Preferred Stock Liquidation Preferences” shall mean the sum of (a) $0.10 multiplied by the number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time, plus (b) the Series B Adjusted Preference multiplied by the number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time.

“Pro Rata Escrow Portion” shall mean, with respect to each Company Stockholder or former Company Stockholder (including Company Stockholders holding shares of Company Common Stock issued or deemed to have been issued upon all exercises and deemed exercises of Company Options and Company Warrants prior to the Effective Time, including pursuant to Sections 5.14 and 5.18), the quotient obtained by dividing (x) the number of shares of Company Capital Stock held or deemed to be held by such Company Stockholder or former Company Stockholder immediately prior to the Effective Time (other than any such shares that constitute Dissenting Shares), by (y) the number of Total Non-Dissenting Shares. To the extent that following the Effective Time, any Dissenting Shares cease to be Dissenting Shares, the Pro Rata Escrow Portions of the respective former Company Stockholders shall be appropriately adjusted as set forth in Section 7.3(c) hereof.

“Receivables” shall mean the aggregate amount of the billed accounts receivable, notes and other amounts receivable from customers arising from the conduct of the Company’s and its consolidated subsidiaries’ business before the Closing Date (as defined by and determined in accordance with GAAP consistently applied) other than the following:

(i) receivables that the account debtor has not paid within 120 days of the later of the invoice date or shipment date provided that for purposes of determining the amount of Working Capital and Working Capital Deficit, receivables that the account debtor has not paid within 90 days (or, in the case of MCI, 100 days) of the later of the invoice date or shipment date shall be reduced by fifty percent (50%);

(ii) receivables for an account debtor, 50% or more of whose outstanding receivables as of the Closing Date have not been paid within 120 days of the later of the invoice date or shipment date;

(iii) receivables for demonstration or promotional products, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(iv) receivables as to which the account debtor disputes liability or makes any claim and as to which Parent reasonably determines, after inquiry and consultation with the Company (or, after the Closing, the Stockholder Representative) collection to be doubtful (but only up to the disputed or claimed amount);

(v) receivables for an account debtor that is subject to a bankruptcy or insolvency proceeding that were generated prior to the date of the applicable bankruptcy or insolvency petition; or

(vi) receivables which are subject to a Lien (but only up to the amount of the liability secured by such Lien).

“Sales Tax Escrow Amount” shall mean an amount of cash not to exceed $2,364,329, determined in accordance with Schedule 7.2.

“Second Tranche Ceiling” shall mean $64,237,000.

“Second Tranche Difference” shall equal $12,765,000.

“Second Tranche Floor” shall mean $51,472,000.

“Second Tranche Maximum Payout” shall mean $15,000,000.

“Second Tranche Period” shall mean the calendar year ending December 31, 2005.

“Series B Adjusted Preference” shall mean the product of (a) $2.7031 and (b) 1-((x-2.022)/3.5385), where “x” is equal to (i) the Upfront Consideration minus the Escrow Amount, divided by (ii) the Total Outstanding Shares; provided, however, that if “x” is less than or equal to $2.022 per share, the Series B Adjusted Preference shall be $2.7031.

“Third Party Expenses” shall mean, with respect to a party to this Agreement, all legal, accounting, financial advisory, consulting and other advisory fees and expenses of third parties incurred by such party prior to the Effective Time in connection with the negotiation of the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, other than $75,000 of any such fees and expenses incurred by the Company, which shall be paid by Parent pursuant to Section 5.4 in the event the Merger is consummated.

“Total Non-Dissenting Shares” shall mean, as of any time from and after the Effective Time, (a) the Total Outstanding Shares, minus (b) the number of shares of Company Capital Stock outstanding immediately prior to the Effective Time that were Dissenting Shares as of immediately prior to the Effective Time, plus (c) the number of shares included in clause (b) with respect to which appraisal rights have been effectively withdrawn or lost prior to such time.

“Total Outstanding Shares” shall mean the number of shares of Company Capital Stock outstanding immediately prior to the Effective Time, after giving effect to all exercises and deemed exercises of Company Options and Company Warrants prior to the Effective Time, including pursuant to Section 5.14 and Section 5.18 and, for purposes of clarity, shall exclude Assumed Options and shares of the Company Common Stock issuable upon the exercise of Assumed Options.

“Uncollectible Accounts” shall mean accounts receivable arising from Net Sales which have not been paid within 90 days of the invoice date and which Parent determines in accordance with GAAP consistently applied and in a manner consistent with Parent’s normal accounting policies are not reasonably likely to be collectible and have not been collected as of the date on which the relevant Earn-Out Payment is made.

“Upfront Consideration” shall mean an amount equal to (x) $110,700,000 less (y) the sum of (i) the Working Capital Deficit, (ii) the Excess Third Party Expenses, (iii) $130,000 payable to NewWest Mezzanine Fund LP, pursuant to the Amendment to Warrant Agreement dated November 21, 2003 and (iv) the 280G Adjustment Amount to the extent required pursuant to Section 5.1 hereof.

“Working Capital” shall mean (x) the sum of Cash and Cash Equivalents, Receivables and Inventory, minus (y) Accounts Payable, all as defined by and determined in accordance with GAAP consistently applied, plus (z) the amount of any Excess Third Party Expenses.

“Working Capital Deficit” shall mean the amount, if any, by which Working Capital as of the Closing (without giving effect to any actions taken by Parent that may become effective as of the Closing) is less than $22,429,000. If such Working Capital as of the Closing equal to or is greater than $22,429,000, the Working Capital Deficit shall equal zero.

(b) Company Common Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any Company Stockholder, each share of Company Common Stock (including all shares of Company Common Stock issued or deemed to have been issued upon all exercises and deemed exercises of Company Options and Company Warrants prior to the Effective Time including pursuant to Section 5.14 and Section 5.18) (other than any Dissenting Shares) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8(c), (i) cash in an amount equal to the Common Exchange Price plus (ii) the right to receive a portion of any Earn-Out Payments payable pursuant to Section 1.9, when, as and if any such Earn-out Payment becomes payable. Notwithstanding the foregoing, distributions of cash under clause (i) to be distributed to holders of Company Common Stock (other than any Dissenting Shares) shall be reduced pursuant to the escrow provisions of Section 1.8(b) and Article VII.

(c) Company Preferred Stock.

(i) Company Series A Preferred Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any Company Stockholder, each share of Company Series A Preferred Stock (other than any Dissenting Shares) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Series A Preferred Stock in the manner provided in Section 1.8(c), (1) cash in an amount equal to the sum of (x) $0.10 plus (y) the Common Exchange Price plus (2) the right to receive a portion of any Earn-Out Payments payable pursuant to Section 1.9, when, as and if any such Earn-Out Payment becomes payable. Notwithstanding the foregoing, the distributions of cash under clause (1) above to be distributed to holders of Company Series A Preferred Stock (other than any Dissenting Shares) shall be reduced pursuant to the escrow provisions of Section 1.8(b) and Article VII.

(ii) Company Series B Preferred Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any Company Stockholder, each share of Company Series B Preferred Stock will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Series B Preferred Stock in the manner provided in Section 1.8(c), (1) cash in an amount equal to the sum of (x) the Series B Adjusted Preference plus (y) the Common Exchange Price, plus (2) the right to receive a portion of any Earn-Out Payments payable pursuant to Section 1.9, when, as if any such Earn-Out Payment becomes payable. Notwithstanding the foregoing, the distributions of cash under clause (1) above to be distributed to holders of Company Series B Preferred Stock shall be reduced pursuant to the escrow provisions of Section 1.8(b) and Article VII.

(d) Assumption of Assumed Options, Cancellation of Company Warrants and other Company Options.

(i) At the Effective Time, each outstanding Assumed Option will be assumed by Parent in connection with the Merger. Each Assumed Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Option Plan and/or as provided in the respective option agreements immediately prior to the Effective Time (including any vesting schedule or repurchase rights), except as follows:

(A) Each such Assumed Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) determined by multiplying (y) the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time by (z) the Option Exchange Ratio, and

(B) the per share exercise price for each share of Parent Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient, rounded up to the nearest whole cent, determined by dividing (y) the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by (z) the Option Exchange Ratio.

(ii) At the Effective Time, each Company Warrant shall be treated in accordance with Section 5.14.

(iii) At the Effective Time, each Company Option other than an Assumed Option shall be treated as set forth in Section 5.18.

(iv) Prior to the Effective Time, the Company shall take all action necessary to effect the transactions anticipated by this Section 1.6(d) under the Option Plans and all Company Option agreements and any outstanding Company Warrants and any other plan or arrangement of the Company, including giving any required notice and obtaining any required consent such that any Company Options which will terminate pursuant to Section 5.18 will be terminated immediately prior to the Effective Time and all Company Warrants will be treated in accordance with Section 5.14.

(v) It is the intention of the parties hereto that Assumed Options will, following the Effective Time and to the extent permitted by applicable law, qualify as incentive stock options as defined in Section 422 of the Code (as defined in Section 2.22(a)), to the extent any such Assumed Options qualified as incentive stock options immediately prior to the Effective Time.

(vi) As soon as practicable following the Closing, Parent shall issue to each holder of an Assumed Option to be assumed by Parent pursuant to this Section 1.6(d) a document evidencing the assumption of such Assumed Option by Parent.

(e) Withholding Rights. Parent or the Payment Agent (as defined in Section 1.8(a)) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person who was a holder of Company Capital Stock immediately prior to the Effective Time such amounts as Parent or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Parent or the Payment Agent.

(f) Stockholder Loans. In the event that any Company Stockholder has outstanding loans from the Company as of the Effective Time, the consideration payable to such Company Stockholder pursuant to this Section 1.6 shall be reduced by an amount equal to the outstanding principal plus accrued interest of such Company Stockholder’s loans as of the Effective Time in retirement of such amount owed to the Company. Any such amounts shall be treated for all purposes of this Agreement as having been paid to such Company Stockholder pursuant to this Section 1.6.

(g) Cancellation of Parent-Owned and Company-Owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of Company Capital Stock owned by Parent, Merger Sub, the Company or any direct or indirect wholly-owned subsidiary thereof, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(h) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub shall after the Effective Time evidence ownership of shares of capital stock of the Surviving Corporation.

1.7 Dissenting Shares for Holders of Company Capital Stock.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock that have not been voted in favor of adoption of this Agreement and with respect to which a demand for payment and appraisal have been properly made in accordance with Section 262 of Delaware Law and not effectively withdrawn (“Dissenting Shares”), shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 1.6 (including the right to receive a portion of any Earn-Out Payments which become payable pursuant to Section 1.9), but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

(b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to payment and appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder’s shares shall (1) for all purposes hereunder no longer be considered Dissenting Shares and (2) automatically be converted into and represent only the right to receive Merger Consideration as provided in Section 1.6, including the right to receive a portion of any Earn-Out Payments which become payable pursuant to Section 1.9 (and be subject to the provisions of Section 1.8(b) and Article VII hereof), without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments related to such demand for appraisal served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.

(d) If any payments for Dissenting Shares pursuant to this Section 1.7 are made in an amount per share that is less than the Common Exchange Price (in the case of shares of Company Common Stock) or the sum of $.10 plus the Common Exchange Price (in the case of shares of Company Series A Preferred Stock), then the aggregate amount of the difference between the amount actually paid for each such Dissenting Share and the Common Exchange Price (in the case of shares of Company Common Stock) or the sum of $0.10 plus the Common Exchange Price (in the case of shares of Company Series A Preferred Stock) (a “Dissenting Share Shortfall”) shall be distributed to the former Company Stockholders who never held Dissenting Shares in accordance with their Pro Rata Escrow Portions pursuant to Section 7.3(c).

1.8 Surrender of Certificates.

(a) Payment Agent. The transfer agent of Parent (or another entity reasonably acceptable to Parent and the Company) shall serve as payment agent (the “Payment Agent”) in the Merger.

(b) Parent to Provide Cash. At the Closing, Parent shall deliver to the Payment Agent an amount of cash sufficient to make all cash payments required to be made to Company Stockholders pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock; provided, however, that on behalf of the Company Stockholders, at the Closing Parent shall also deposit into the Escrow Fund (as defined in Section 7.3(a)) the Escrow Amount out of the cash otherwise payable to the Company Stockholders pursuant to Section 1.6. The portion of the Escrow Amount contributed to the Escrow Fund on behalf of any Company Stockholder shall be equal to the product of (1) the Escrow Amount, and (2) the Pro Rata Escrow Portion of such Company Stockholder.

(c) Exchange Procedures. At the Closing, Parent shall instruct the Payment Agent to mail to each Company Stockholder (i) a letter of transmittal (which shall be in such form and contain such provisions as Parent and the Company shall mutually agree and which shall specify that delivery shall be effected, and risk of loss and title to the certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Company Certificates”) shall pass only upon delivery of the Company Certificates to the Payment Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the portion of the Merger Consideration to which such Company Stockholder is entitled. Upon surrender of a Company Certificate for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, such Company Stockholder shall be entitled to receive, and the Payment Agent shall promptly deliver in exchange therefor, the portion of the Merger Consideration to which such Company Stockholder is entitled hereunder (less any amount of cash to be deposited in the Escrow Fund on such holder’s behalf pursuant to Section 1.8(b) and Article VII ), rounded to the nearest cent, and the Company Certificate so surrendered shall forthwith be canceled.

(d) Transfers of Ownership. If any portion of the Upfront Consideration is to be paid to any person other than the person(s) in whose name(s) the

Company Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person(s) requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of such portion of the Upfront Consideration other than to the registered holder(s) of the Company Certificate surrendered.

(e) Lost, Stolen or Destroyed Certificates. In the event any Company Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Payment Agent shall pay the portion of the Upfront Consideration in respect of such lost, stolen or destroyed Company Certificates, upon the delivery by the holder thereof of an affidavit of that fact by the holder thereof containing customary indemnification provisions.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither Parent nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. In addition, in the event that any of the Upfront Consideration other than the Escrow Amount shall not have been distributed by the Payment Agent within six (6) months following the Effective Time, then the Payment Agent may surrender such cash amount to Parent. After the end of such six (6) month period, any Company Stockholder who has not theretofore delivered or surrendered such Company Stockholder’s Company Certificate(s) to the Payment Agent, subject to applicable law, shall look as a general creditor only to Parent for payment of such Company Stockholder’s entitlement to Merger Consideration.

(g) No Further Ownership Rights in Company Capital Stock. The Upfront Consideration, and any applicable Earn-Out Payment(s) paid to the holders of Company Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to shares of Company Capital Stock outstanding prior to the Effective Time, and there shall be no further registration of transfers on the records of Parent of shares of Company Capital Stock that were outstanding prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent for any reason, they shall be canceled and paid for as provided in this Article I.

(h) Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

1.9 Earn-Out Payment.

(a) Amount of Earn-Out Payment. As additional consideration for the Merger, Parent shall pay to the Payment Agent, on behalf of and for distribution to the former Company Stockholders in accordance with their respective Allocable Portions, an aggregate amount of up to $35 million when, as and if any such amount becomes payable as set forth in this Section 1.9(a). The Earnout Payments payable pursuant to this Section 1.9 do not constitute compensation for services, but rather constitute part of the consideration for the Company Capital Stock purchased by Parent in the Merger and shall be treated as such for all tax purposes.

(i) First Tranche. If Gross Profit during the First Tranche Period is less than the First Tranche Floor, no Earn-Out Payments shall be made in respect of the First Tranche Period. If Gross Profit during the First Tranche Period is equal to or greater than the First Tranche Ceiling, an Earn-Out Payment in respect of the First Tranche Period equal to the First Tranche Maximum Payout shall be paid in full. If the Gross Profit during the First Tranche Period is greater than or equal to the First Tranche Floor, but less than the First Tranche Ceiling, an Earn-Out Payment in respect of the First Tranche Period equal to the product obtained by multiplying (i) the First Tranche Maximum Payout, by (ii) the quotient obtained by dividing (A) the excess of Gross Profit during the First Tranche Period over the First Tranche Floor, by (B) the First Tranche Difference, shall be made.

(ii) Second Tranche. If Gross Profit during the Second Tranche Period is less than the Second Tranche Floor, no Earn-Out Payments shall be made in respect of the Second Tranche Period. If Gross Profit during the Second Tranche Period is equal to or greater than the Second Tranche Ceiling, an Earn-Out Payment in respect of the Second Tranche Period equal to the Second Tranche Maximum Payout shall be paid in full. If the Gross Profit during the Second Tranche Period is greater than or equal to the Second Tranche Floor, but less than the Second Tranche Ceiling, an Earn-Out Payment in respect of the Second Tranche Period equal to the product obtained by multiplying (i) the Second Tranche Maximum Payout, by (ii) the quotient obtained by dividing (A) the excess of Gross Profit during the Second Tranche Period over the Second Tranche Floor, by (B) the Second Tranche Difference, shall be made.

(iii) Gross Profit shall be calculated separately with respect to each of the First Tranche Period and the Second Tranche Period, respectively. In no event shall the Gross Profit applicable to either the First Tranche Period or the Second Tranche Period have any effect on either (A) the Gross Profit applicable to the other period, or (B) the Earn-Out Payment (if any) payable with respect to the other period, nor shall the results of the Earn-Out Operating Unit in any subsequent period have any effect on either (X) the Gross Profit applicable to either the First Tranche Period or the Second Tranche Period, or (Y) any Earn-Out Payment payable hereunder.

(iv) Method of Payment. Subject to Sections 1.9(a)(i) and 1.9(a)(ii), each Earn-Out Payment shall be made by Parent to the Payment Agent, on behalf of and for the account of the former Company Stockholders, by no later than the twelfth (12th) business day following the public announcement by Parent of its earnings for the quarter ended March 31, 2005, in the case of the First Tranche Period, or March 31, 2006, in the case of the Second Tranche Period, and subject to Section 1.9(b) the Payment Agent shall promptly pay such Earn-Out Payment by check delivered to the addresses of the former Company Stockholders provided to the Payment Agent by the Stockholder Representative not later than five (5) business days prior to the date of such payment after taking such action as is necessary to assure that all applicable federal or state income withholding and any other taxes required by law to be withheld are withheld and deducted from such funds otherwise to be paid.

(b) Election of Cash or Stock; Registration.

(i) Parent shall be entitled to elect for each of the First Tranche and Second Tranche whether it will pay to the former Company Stockholders set forth on Schedule 1.9(b), each of whom has entered into a Stockholder Support Agreement contemporaneously with the execution hereof containing, among other things, representations that such stockholder is an “accredited investor” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), their respective portions of the applicable Earn-Out Payment in cash or Parent Common Stock by providing notice of such election to the Payment Agent and Stockholder Representative prior to March 31, 2005, in the case of the First Tranche, and March 31, 2006, in the case of the Second Tranche. If Parent shall elect to pay any such Earn-Out Payment in Parent Common Stock, the Parent Common Stock shall be valued at the average of the closing prices of one share of Parent Common Stock, as reported on The Nasdaq National Market (or other applicable national securities exchange), for each of the ten (10) consecutive trading days ending two (2) business days preceding the date of which such shares of Parent Common Stock are actually issued to the Payment Agent for delivery to the applicable former Company Stockholder.

(ii) The shares of Parent Common Stock that may be issued in the First Tranche or Second Tranche, as the case may be, will not be registered under the Securities Act (other than for resale to the extent provided in Section 1.9(b)(iii)) at the date upon which Parent delivers shares of Parent Common Stock in respect of the First Tranche or Second Tranche, as the case may be, to the Payment Agent. The certificates representing the shares of Parent Common Stock, if any, that may be issued pursuant to the First Tranche or Second Tranche, as the case may be, shall bear appropriate legends to identify such shares as being “restricted securities” (within the meaning of Rule 144(a)(3) under the Securities Act), and the Parent Common Stock, if any, issued in the First Tranche or Second Tranche, as the case may be, in reliance upon such exemptions from registration will be based in part upon the representations of such former Company Stockholder contained in the Stockholder Support Agreement. The sale or transfer of any shares of Parent Common Stock issued pursuant to the First Tranche or Second Tranche, as the case may be, may only be made (i) pursuant to the Registration Statement (as defined in Section 1.9(b)(iii)), (ii) in conformity with the provisions of Rule 144 under the Securities Act or (iii) pursuant to the receipt by Parent of an opinion in form and substance reasonably satisfactory to Parent from counsel to such former Company Stockholder to the effect that such transfer may be made without registration under the Securities Act. Parent may instruct its transfer agent to stop the transfer of any shares of Parent Common Stock issued pursuant to the First Tranche or Second Tranche, as the case may be, if any, unless Parent shall have been provided with evidence of compliance with the foregoing reasonably satisfactory to Parent.

(iii) Parent shall use its commercially reasonable efforts to cause the shares of Parent Common stock that may be issued in the First Tranche or Second Tranche, as the case may be, to be registered for resale under the Securities Act on a Form S-3 as provided in this Section 1.9(b)(iii). In the event that the Securities and Exchange Commission (the “SEC”) permits Parent to register the shares of Parent Common Stock that may be issued in the First Tranche or Second Tranche, as the case may be, on a Form S-3 for resale (a “Registration Statement”) prior to payment of the First Tranche or Second Tranche, as applicable, then prior to payment of the First Tranche or Second Tranche, as applicable, (i) Parent shall have filed a Registration Statement prior to payment of the First Tranche or Second Tranche, as applicable, and (ii) the Registration Statement shall have been declared effective by the SEC and shall remain effective at the time any shares of Parent Common Stock are distributed to such former Company Stockholders. In the event that the SEC will not permit Parent to register the shares of Parent Common Stock that may be issued in the First Tranche or Second Tranche, as the case may be, on a Registration Statement prior to payment of the First Tranche or Second Tranche, as applicable, including by way of advising Parent to such effect in a telephone call between Parent’s counsel and a member of the staff of the SEC prior to the filing of the Registration Statement (in which call counsel to the Stockholder Representative shall be permitted to participate), Parent shall have no further obligation make further inquiry with the SEC in this regard and shall have no obligations under the first sentence of Section 1.9(b)(iii), and in lieu thereof Parent shall (i) file the Registration Statement within two (2) business days after payment of the First Tranche or Second Tranche, as applicable, and (ii) use its commercially reasonable efforts to have such Registration Statement declared effective by the SEC as soon as practicable after such filing. In connection with any such Registration Statement, Parent shall (i) maintain the effectiveness of any such Registration Statement for a period of at least one year from the date of issuance of the shares of Parent Common Stock included in the Second Tranche, or if no shares of Parent Common Stock have been or will be issued in the Second Tranche, the effective date of such Registration Statement, subject in each case to the good faith judgment of the board of directors of Parent that it is advisable to delay or suspend the use of the prospectus for a reasonable discrete period of time due to pending corporate developments, or that there exists material nonpublic information about Parent that the board of directors, acting in good faith, determines not to disclose in the Registration Statement, and (ii) take such reasonable steps as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant to such Earn-Out Payment.

(iv) If Parent informs the former Company Stockholders set forth on Schedule 1.9(b) in writing that it is electing to pay an Earn-Out Payment in Parent Common Stock, such former Company Stockholders (or if any such former Company Stockholder that is a limited partnership, limited liability company or similar entity shall have distributed such shares of Parent Common Stock to its limited partners, members or stockholders in compliance with an exemption from registration under the Securities Act, any such limited partner, member or stockholder) shall provide Parent with all information requested by Parent as shall be required pursuant to the Securities Act and the rules and regulations thereunder to effect the registration of such former Company Stockholder’s (or such former Company Stockholder’s limited partner’s, member’s or stockholder’s) shares of Parent Common Stock. In the event that any former Company Stockholder (or limited partner, member or stockholder of such former Company Stockholder) shall have failed to furnish to Parent such information, Parent shall not be required to include such former Company Stockholder’s (or such former Company Stockholder’s limited partner’s, member’s or stockholder’s) shares of Parent Common Stock in the Registration Statement; provided that Parent shall have requested such information from such former Company Stockholder not later than fourteen (14) days prior to the filing date of the Registration Statement.

(c) Determination of Earn-Out Payment. Parent shall, on not less than a quarterly basis during the First Tranche Period and the Second Tranche Period, as soon as practicable following the date that Parent shall publicly announce its earnings for the applicable quarter, provide the Stockholder Representative with interim written reports with respect to Net Sales, Cost of Goods Sold and Gross Profit for the immediately preceding quarter, together with reasonably detailed documentary evidence supporting the basis for such calculation, and shall, upon the request of the Stockholder Representative, meet with the Stockholder Representative once per quarter at a mutually agreed upon time and location to discuss such information. In addition, prior to making any Earn-Out Payment under the First Tranche or Second Tranche, as applicable, to the Payment Agent, Parent shall deliver to the Stockholder Representative as soon as practicable, and in any event, no later than March 15, 2005, in the case of the First Tranche, and March 15, 2006, in the case of the Second Tranche, a schedule setting forth the computation of the applicable Earn-Out Payment and a copy of the financial information used in making such computation, together with reasonably detailed documentary evidence supporting the basis for such calculation. If applicable, such schedule shall also set forth any proposed set-off for Excess Losses in accordance with Section 7.6(b) and the net aggregate amount, if any, of such Earn-Out Payment, after giving effect to such set-off, to be distributed to the former Company Stockholders. Parent’s computation of the gross amount of any Earn-Out Payment (prior to any possible set-off for Excess Losses) under this Section 1.9 shall be conclusive and binding upon the parties hereto unless, within thirty (30) days following the Stockholder Representative’s receipt of such schedule, the Stockholder Representative notifies Parent in writing that it disagrees with Parent’s computation of the applicable Earn-Out Payment. Such notice shall include a schedule setting forth the Stockholder Representative’s computation of the payment together with a copy of any information, other than that previously provided by Parent, used in making such computation.

(d) Dispute Resolution. If Parent disagrees with the Stockholder Representative’s computation, an officer of Parent shall promptly meet with the Stockholder Representative and the parties shall attempt in good faith to reach a resolution of such disagreement. If such disagreement is not resolved within fifteen (15) days after delivery of the Stockholder Representative’s notice, either party may request that the Independent Auditors compute the amount of the applicable Earn-Out Payment as promptly as practicable and such computation shall be binding upon the parties hereto. Each of the parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Independent Auditors. The Independent Auditors shall (x) act in its capacity as an expert and not as an arbitrator, (y) consider only those matters as to which there is a dispute between the parties and (z) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and provide a written explanation of its decision. In the event that Parent or the Stockholder Representative submit any dispute to the Independent Auditors, each such party may submit a “position paper” to the Independent Auditors setting forth the position of such party with respect to such dispute, to be considered by such Independent Auditors as it deems fit. Fifty percent (50%) of any expenses relating to the engagement of the Independent Auditors shall be paid by Parent and fifty percent (50%) of such expenses shall be paid by the Stockholder Representative. If the Independent Auditors determine (or Parent and the Stockholder Representative otherwise agree) that the final amount of any Earn-Out Payment due hereunder is greater than the portion of such Earn-Out Payment actually paid by Parent on the original due date therefor, then Parent shall, within five (5) days after such determination or agreement, make such additional payment to the Payment Agent, and such amount shall be immediately paid by the Payment Agent by check delivered to the addresses of the former Company Stockholders entitled thereto. The foregoing provisions shall be applicable only to the calculation of the gross amount of such Earn-Out Payment, and not to the calculation of the amount of any possible set-off for Excess Losses, which shall be governed by the dispute resolution procedures set forth in Section 7.6(b).

(e) Rights Not Transferable. The rights of former Company Stockholders to the Earn-Out Payment will not be represented by a certificate, are personal to each former Company Stockholder and shall not be transferable for any reason other than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

(f) Sale of Business. Notwithstanding anything to the contrary contained in this Agreement, in the event that prior to the end of the Second Tranche Period Parent or any of its subsidiaries shall sell, transfer or otherwise dispose of for value the Earn-Out Operating Unit or all or any significant portion of the business or assets of the Earn-Out Operating Unit, other than in connection with any merger, consolidation, liquidation or change of control involving Parent or a sale of substantially all of Parent’s assets, (a “Company Sale”) for a price that is greater than the sum of (i) $110,700,000 plus (ii) any Earn-Out Payments paid or earned and payable for any full or partial tranche period prior to the consummation of such Company Sale (the “Company Sale Price Floor”), then within ten (10) days after the consummation of such Company Sale Parent shall pay to the Payment Agent on behalf of and for distribution to the former Company Stockholders in accordance with their respective Allocable Portions, an amount in cash equal to fifty percent (50%) of the value of all consideration received by Parent or its subsidiaries in connection with such Company Sale in excess of the Company Price Floor, such payment not to exceed the maximum amount of Earn-Out Payments potentially payable hereunder with respect to any full or partial tranche period ending after the closing date of such Company Sale. For purposes of the foregoing, (i) the Earn-Out Payments earned and payable prior to the consummation of such Company Sale for the tranche period in which such Company Sale shall occur shall be determined by pro-rating the ceiling, difference, floor and maximum payout (each, an “Earn-Out Metric”) for such tranche period by the portion of such tranche period occurring prior to the consummation of such Company Sale and applying such pro-rated Earn-Out Metrics to the Gross Profit realized during such portion of the applicable tranche period, and (ii) the maximum amount of Earn-Out Payments potentially payable hereunder with respect to the remainder of such tranche period following the consummation of such Company Sale shall be determined by pro-rating the maximum payout for such tranche period by the portion of such period following the consummation of such Company Sale. If the consideration received by Parent or its subsidiaries in connection with such Company Sale is paid in actively traded securities listed on The Nasdaq National Market (or another applicable national securities exchange), such securities shall be valued at the average of the closing prices of such securities, as reported on The Nasdaq National Market (or such other applicable national securities exchange), for each of the ten (10) consecutive trading days immediately preceding the date such securities are issued to Parent or its subsidiaries. If such consideration is paid in securities which are not actively traded or in any other form other than cash, the value shall be the fair market value thereof, as mutually determined by Parent and the Stockholder Representative, provided that if Parent and the Stockholder Representative are unable to reach an agreement after thirty (30) days, then by independent appraisal by Standard & Poor’s Corporate Value Consulting (or another nationally recognized independent appraiser mutually agreeable to Parent and the Stockholder Representative) (the “Independent Appraiser”). If all or such portion of the business or assets sold in such Company Sale shall be sold together with other assets of Parent or its subsidiaries (a “Combined Company Sale”), the consideration paid in such Combined Company Sale shall be allocated between all or such portion of the business or assets of the Earn-Out Operating Unit as shall be sold in such Combined Company Sale and such other assets of Parent or its subsidiaries as shall be sold in such Combined Company Sale shall be as mutually determined by Parent and the Stockholder Representative, provided that if Parent and the Stockholder Representative are unable to reach an agreement after thirty (30) days, then by the Independent Appraiser. Fifty percent (50%) of any expenses relating to the engagement of the Independent Appraiser under this Section 1.9(f) shall be paid by Parent and fifty percent (50%) of such expenses shall be paid by the Stockholder Representative. Any amount of consideration from a Company Sale to which the former Company Stockholders shall be entitled shall be immediately paid by the Payment Agent by check delivered to the addresses of the former Company Stockholders entitled thereto. Following a Company Sale, neither Parent nor the purchaser of all or such portion of the Company’s business or assets in such Company Sale shall have any obligation to make Earn-Out Payments hereunder with respect to any period ending after the closing date of such Company Sale. In the event that prior to the end of the Second Tranche Period Parent shall sell, transfer or otherwise dispose of for value any portion, but less than all, of the Earn-Out Operating Unit (a “Partial Sale”), Parent, the Stockholder Representative and Bill Ernstrom shall negotiate in good faith appropriate revisions to the Earn-Out Metrics and the Earn-Out Operating Plan (as defined in Section 1.9(g)) and to determine any portion of the proceeds from such Partial Sale as to which the former Company Stockholders may appropriately be entitled, taking into account in each case, among other things, the price paid in such Partial Sale and the relative contributions of the portions of the Earn-Out Operating Unit sold in such Partial Sale and retained by Parent to the Gross Profit realized prior to the consummation of such Partial Sale.

(g) Earn-Out Operating Plan; Management of Earn-Out Operating Unit. Parent shall provide to the Surviving Corporation or the applicable business unit providing Earn-Out Products (the “Earn-Out Operating Unit”) reasonably adequate resources and reasonable support through the end of the Second Tranche Period to allow it a reasonable opportunity to operate in accordance with the operating plan attached as Schedule 1.9(g) (the “Earn-Out Operating Plan”). At least until the end of the Second Tranche Period, except as otherwise provided in this Section 1.9(g) and, with respect to web hosted services, Section 1.9(i), Bill Ernstrom shall retain authority to manage the Earn-Out Operating Unit’s research and development, sales, marketing, operations, product engineering and administrative functions, provided that the Earn-Out Operating Unit shall be operated in accordance with Parent’s policies and procedures applied within and across its operating units as in effect from time to time to the extent such policies and procedures do not restrict Mr. Ernstrom’s authority to direct the Cost of Goods Sold and direct operating expenses of the Earn-Out Operating Unit up to the amounts set forth on the Earn-Out Operating Plan on the line entitled “Direct Operating Expense” for the applicable quarter under the section of the Earn-Out Plan entitled “Earn-Out View” (as it may be adjusted pursuant to Section 1.9(i)).

(i) Termination Based On Threshold Contribution Profit. Subject to Section 1.9(h), in the event that the Earn-Out Operating Unit shall either (x) fail to achieve a quarterly contribution profit equal to Gross Profit less operating expenses calculated in accordance with the Earn-Out Operating Plan (“Contribution Profit”) that is greater than or equal to the Contribution Profit set forth on the Earn-Out Operating Plan on the line entitled “Quarterly Threshold Contribution Profit” under the section of the Earn-Out Plan entitled “Threshold View” (as it may be adjusted pursuant to Section 1.9(i)) for any two (2) consecutive quarters, or (ii) at any time after the end of the second, third or fourth quarters in the First Tranche Period or Second Tranche Period fail to achieve a cumulative Contribution Profit as of the end of such period that is greater than or equal to the Contribution Profit set forth on the Earn-Out Operating Plan on the line entitled “Cumulative Threshold Contribution Profit” under the section of the Earn-Out Plan entitled “Threshold View” (as it may be adjusted pursuant to Section 1.9(i)) for any such calendar year through such measurement date, then Parent shall be entitled to manage the components of Cost of Goods Sold and direct operating expenses of the Earn-Out Operating Unit, as set forth in the Earn-Out Operating Plan, in order to cause the Earn-Out Operating Unit to achieve the quarterly Contribution Profit identified on the Earn-Out Operating Plan under the section of the Earn-Out Plan entitled “Earn-Out View” (as it may be adjusted pursuant to Section 1.9(i)).

(ii) Termination Based On Quarterly Change Control Contribution Profit. Subject to Section 1.9(h), in the event that the Earn-Out Operating Unit shall fail to achieve a quarterly Contribution Profit that is greater than or equal to the Contribution Profit set forth on the Earn-Out Operating Plan on the line entitled “Quarterly Change Control Contribution Profit” under the section of the Earn-Out Plan entitled “Change Control View” (as it may be adjusted pursuant to Section 1.9(i)) for any single quarter, then Parent shall be entitled to manage all aspects of the operations of the Earn-Out Operating Unit in its sole and absolute discretion, including removing Mr. Ernstrom from the management of the Earn-Out Operating Unit, and without regard to whether the Earn-Out Operating Unit achieves the target Contribution Profit levels identified on the Earn-Out Operating Plan.

(iii) Termination Based On Cause or Voluntary Termination. In the event that (x) Parent shall remove Mr. Ernstrom from the management of the Earn-Out Operating Unit for “cause,” or (y) Mr. Ernstrom shall voluntarily resign from the Earn-Out Operating Unit for whatever reason, then Parent shall be entitled to manage all aspects of the operations of the Earn-Out Operating Unit in its sole and absolute discretion and without regard to whether the Earn-Out Operating Unit achieves the target Contribution Profit levels identified on the Earn-Out Operating Plan. For purposes of this Agreement, “cause” is defined as (A) a failure to perform his assigned duties or responsibilities to the reasonable satisfaction of Parent; (B) Mr. Ernstrom engaging in any act of dishonesty, fraud or misrepresentation; (C) Mr. Ernstrom’s violation of any federal or state law or regulation applicable to Parent’s business or the Earn-Out Operating Unit; (D) Mr. Ernstrom’s material breach of any confidentiality agreement or invention assignment agreement between Mr. Ernstrom and Parent or the Surviving Corporation; (E) Mr. Ernstrom being convicted of, or entering a plea of nolo contendere to, any felony or committing any act of moral turpitude; (F) Mr. Ernstrom committing an act with the intention of adversely affecting the reputation or business of Parent or one of its affiliates; (G) Mr. Ernstrom knowingly disparaging Parent or one of its affiliates, its or their respective business, products, services, and/or officers or directors; (H) Mr. Ernstrom causing Earn-Out Product to be promoted, advertised, marketed or sold in a manner that is detrimental to Parent or its business and products other than Earn-Out Products; or (I) Mr. Ernstrom violating any material Parent employment policy.

(h) Termination Based On Other Reasons. In the event that Parent shall remove Mr. Ernstrom from the management of the Earn-Out Operating Unit or otherwise assume the management of the operations of the Earn-Out Operating Unit for any reason other than as provided in paragraphs (i), (ii) or (iii) of Section 1.9(g) (a “Discretionary Termination”), then within ten (10) days after the date of such Discretionary Termination Parent shall pay to the Payment Agent an amount equal to the sum of (i) any Earn-Out payments earned and payable prior to the date of such Discretionary Termination for the tranche period in which such Discretionary Termination occurred, (ii) fifty percent (50%) the maximum amount of Earn-Out Payments potentially payable hereunder with respect to the remainder of such tranche period following the date of such Discretionary Termination and, (iii) if such Discretionary Termination occurs in the First Tranche Period, fifty percent (50%) the maximum amount of Earn-Out Payments potentially payable hereunder with respect to the Second Tranche Period. For purposes of the foregoing, (i) the Earn-Out Payments earned and payable prior to the date of such Discretionary Termination for the tranche period in which such Discretionary Termination occurred shall be determined by pro-rating the Earn-Out Metrics for such tranche period by the portion of such tranche period occurring prior to the date of such Discretionary Termination and applying such pro-rated Earn-Out Metrics to the Gross Profit realized during such portion of the applicable tranche period, and (ii) the maximum amount of Earn-Out Payments potentially payable hereunder with respect to the remainder of such tranche period following the date of such Discretionary Termination shall be determined by pro-rating the maximum payout for such tranche period by the portion of such period following the date of such Discretionary Termination. Any such portion of the Earn-Out Payments to which the former Company Stockholders shall be entitled shall be immediately paid by the Payment Agent by check delivered to the addresses of the former Company Stockholders entitled thereto. Any such payment shall be credited against any future obligation that Parent may have to pay any Earn-Out Payment pursuant to Section 1.9(a) hereof.

(i) Termination of Web Hosted Services. Notwithstanding anything to the contrary in this Agreement, Parent shall have the right in its sole discretion to terminate the provision of web hosted services relating to Earn-Out Products at any time. In the event that Parent shall elect to terminate the provision of such web hosted services, it shall notify the Stockholder Representative in writing of its decision and of the effective date of such election (the “Hosting Termination Date”). Effective as of the Hosting Termination Date, the Earn-Out Operating Plan and the Earn-Out Metrics for the remainder of such tranche period following the Hosting Termination Date shall be adjusted as follows:

(i) Actual Net Sales attributable to web hosted services for the full quarter ending immediately prior to the Hosting Termination Date shall be divided by the Net Sales set forth in the section of the Earn-Out Operating Plan entitled “Web Hosted Services Adjustments” for such quarter to determine the “Hosting Adjustment Factor”;

(ii) Gross Profit for the remainder of such tranche period following the Hosting Termination Date (based on the Gross Profit set forth in the section of the Earn-Out Operating Plan entitled “Web Hosted Services Adjustments” for each quarter ending after the Hosting Termination Date, and pro-rated for the quarter in which the Hosting Termination Date occurs), shall be multiplied by the Hosting Adjustment Factor to determine the “Adjusted Hosting Gross Profit”;

(iii) The Adjusted Hosting Gross Profit shall be subtracted from the floor and ceiling applicable such tranche period to determine the revised floor and ceiling applicable to such tranche period;

(iv) In the event that the Hosting Termination Date occurs in the First Tranche Period, the Second Tranche Floor and Second Tranche Ceiling shall be adjusted by multiplying $1,890,000 by the Hosting Adjustment Factor to determine the “Second Tranche Adjusted Hosting Gross Profit,” and the Second Tranche Adjusted Hosting Gross Profit shall be subtracted from the Second Tranche Floor and Second Tranche Ceiling to determine the revised Second Tranche Floor and Second Tranche Ceiling; and

(v) All other amounts in the Earn-Out Operating Plan for each quarter ending after the Hosting Termination Date, and pro-rated for the quarter in which the Hosting Termination Date occurs, shall be adjusted by multiplying the applicable amount set forth in the section of the Earn-Out Operating Plan entitled “Web Hosted Services Adjustments” by the Hosting Adjustment Factor, and subtracting such amount from the corresponding amount set forth in the sections of the Earn-Out Operating Plan entitled “Earn-Out View,” “Threshold View” and “Change Control View,” and the amounts in the Earn-Out Operating Plan on the line entitled “Cumulative Threshold Contribution Profit” under the section of the Earn-Out Plan entitled “Threshold View” shall be recalculated consistent with the foregoing.

Any adjustments made pursuant to this Section 1.9(i) shall act to adjust the entirety of Section 1.9 after Hosting Termination Date.

(j) Company Acknowledgement. The Company acknowledges that except as provided in Section 1.9(g), (i) Parent and its designees to the board of directors of the Surviving Corporation will have the power and right to control all aspects of the business and operations of Parent and the Surviving Corporation; (ii) Parent and its designees to the board of directors of the Surviving Corporation may exercise or refrain from exercising such power and right as they may deem appropriate and in the best overall interests of Parent and its subsidiaries as a whole (rather than the interests of the former Company Stockholders in the Earn-Out Payments); (iii) Parent currently has, and may in the future develop or acquire, products that compete, either directly or indirectly, with the Earn-Out Products and may make decisions with respect to such products that adversely effect the Earn-Out Products or Gross Profit; and (iv) any of the above actions may reduce the former Company Stockholder’s ability to receive any Earn-Out Payment pursuant to this Section 1.9; provided, that in each case the board of directors of Parent shall act consistent with its fiduciary duties and in good faith and Parent shall not take any action the purpose of which is to reduce or eliminate the Earn-Out Payment obligations provided for by this Section 1.9.

1.10 Adjustment to Parent Common Stock. All references to Parent Common Stock contained herein (other than references to Parent Common Stock being valued only at a particular point in time) shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock after the date hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers, except where it is readily apparent based on the substance of such disclosure that an exception with respect to one Section, subsection, paragraph or clause of a single Section or subsection also applies to another Section, subsection, paragraph or clause of a single Section or subsection) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, that on the date hereof and as of the Effective Time as though made at the Effective Time as follows.

2.1 Organization of the Company. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of its subsidiaries has the corporate power to own or lease its properties and to carry on its business as currently conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has delivered a true and correct copy of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof, to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company and each of its subsidiaries. The operations now being conducted by the Company and its subsidiaries are not now and have never been conducted by the Company or any of its subsidiaries under any other name. As used in this Agreement, the word “subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of seventy million (70,000,000) shares of Company Common Stock, of which 6,150,955 shares are issued and outstanding as of the date of this Agreement, and twenty-four million, four hundred seventy-eight thousand four hundred (24,478,400) shares of Company Preferred Stock, of which (i) eighteen million, four hundred seventy-eight thousand, four hundred (18,478,400) are designated Company Series A Preferred Stock, of which 18,478,400 shares are issued and outstanding as of the date of this Agreement, and (ii) six million (6,000,000) shares are designated Company Series B Preferred Stock, of which 5,566,336 shares are issued and outstanding as of the date of this Agreement. As of the date hereof, the Company Capital Stock is held by the persons and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule. The Company shall notify Parent in writing promptly upon becoming aware of any changes arising after the date hereof in the holders of Company Capital Stock or the number and class or series of shares of Company Capital Stock held by any such holder. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of the Company, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with applicable federal, state and foreign securities laws. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or Loss (as defined in Section 7.2) relating to or arising out of the issuance or repurchase of any Company Capital Stock or Company Options, or out of any agreements or arrangements relating thereto. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. As of the date of this Agreement, the Company has no other capital stock authorized, issued or outstanding. No shares of Company Capital Stock are unvested or subject to a repurchase option, risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement or other agreement with the Company.

(b) Except for the Option Plans, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has not granted any options to purchase Company Capital Stock other than pursuant to the Option Plans or any other such plan. The Company has reserved 4,697,600 shares of Company Common Stock plus the lesser of: (A) 26,000,000 or (B) such number of shares of Common Stock as may be issuable upon exercise of the New Options, for issuance to employees and directors of, and consultants to, the Company upon the exercise of Company Options granted under the Option Plans, of which 15,229,558 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Company Options granted under the Option Plans.

Section 2.2(b) of the Disclosure Schedule sets forth for each outstanding Company Option or Company Warrant as of the date of this Agreement, the name of the holder of such option or warrant, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the vesting schedule for such option, or, if applicable, warrant, including the extent vested to date, and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. All Company Options and Company Warrants have been issued in compliance with all applicable federal, state and foreign securities laws. Except for the Company Options and Company Warrants set forth in Section 2.2(b) of the Disclosure Schedule, and for Company Options to be granted pursuant to Section 5.18 there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The forms of agreement pursuant to which such Company Options and Company Warrants have been issued have been provided to Parent, and Section 2.2(b) of the Disclosure Schedule indicates which holders of Company Options and Company Warrants have executed which form of agreement. The Company has provided Parent with copies of all Option Exchange Program offering documents and Section 2.2(b) of the Disclosure Schedule sets forth the number of shares cancelled and maximum commitment to reissue shares pursuant to the Option Exchange Program. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.

2.3 Subsidiaries. Except as set forth on Section 2.3 of the Disclosure Schedule, the Company does not have, and has never had, any subsidiaries or affiliated companies and does not otherwise own, and has never otherwise owned, any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity or have any ongoing obligation to purchase any shares of capital stock with respect thereto. The Company owns 100% of the issued and outstanding equity securities of each of its subsidiaries.

2.4 Authority.

(a) The Company has all requisite power and authority to enter into this Agreement and, subject to adoption of this Agreement and approval of the Merger and the transactions contemplated hereby by the Company Stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby, subject only to the adoption of this Agreement and approval of the Merger and the transactions contemplated hereby by the Company Stockholders, which adoption and approval will be obtained immediately following the execution and delivery of this Agreement. This Agreement, the Merger and the transactions contemplated hereby have been unanimously approved by the board of directors of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

(b) The board of directors of the Company has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby and (ii) declared that the Merger and this Agreement and the other transactions contemplated hereby are advisable and in the best interests of the Company, and resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

(c) The allocation of the Merger Consideration as set forth in Article I is in compliance with the Company’s certificate of incorporation.

2.5 No Conflict. The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the certificate of incorporation, bylaws or other charter documents of the Company, (ii) any material mortgage, indenture, lease (including all Lease Agreements (as defined in Section 2.12(b)), contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company or any of its subsidiaries or any of their properties or assets (whether tangible or intangible) is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or any of their properties (whether tangible or intangible) or assets, except in the case of (ii) and (iii) where any such conflict, violation, default, right of termination, cancellation or acceleration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or will not have an effect on the legality, validity or enforceability of this Agreement. The Company and each of its subsidiaries is in material compliance with and has not received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Contract, nor to the Company’s Knowledge has there occurred any event or condition that could constitute such a material breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect, and, to the Knowledge of the Company, no party obligated to the Company or any of its subsidiaries pursuant to any such Contract is subject to any material default thereunder. Section 2.5 of the Disclosure Schedule lists all necessary consents, waivers and approvals as are required under any Contract in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time. No other consent, waiver or approval is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby pursuant to any contract or agreement to which the Company is a party (so as not to trigger a Conflict). Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its subsidiaries would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other similar anti-trust requirements of foreign Governmental Entities, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on the Company, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

2.7 Company Financial Statements. The Company has delivered to Parent the Company’s audited balance sheet as of December 31, 2002 and unaudited balance sheet as of September 30, 2003, and the related audited and unaudited statements of income, cash flows and Company Stockholders’ equity for the twelve and nine month periods, respectively, then ended (the “Financials”). The Financials are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other (except as disclosed in the notes thereto and except that the Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s financial condition and operating results as of the dates and during the periods indicated therein, subject in the case of the unaudited financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited balance sheet as of September 30, 2003 is referred to hereinafter as the “Current Balance Sheet.”

2.8 No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), other than (i) those set forth or adequately provided for in the Current Balance Sheet, or (ii) those incurred in the ordinary course of business consistent with past practices since the date of the Current Balance Sheet, and (iii) those incurred pursuant to or in connection with the execution, delivery or performance of this Agreement.

2.9 No Changes. Between September 30, 2003 and the date of this Agreement, there has not been, occurred or arisen any:

(a) material transaction by the Company or any of its subsidiaries except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) amendments or changes to the certificate of incorporation, bylaws or other organizational documents of the Company or any of its subsidiaries;

(c) (i) capital expenditure or commitment by the Company or any of its subsidiaries exceeding $25,000 individually or $50,000 in the aggregate, or (ii) any other expenditure, commitment or transaction by the Company or any of its subsidiaries exceeding $25,000 individually or $50,000 in the aggregate other than, in the case of clause (ii), in the ordinary course of business consistent with past practices;

(d) payment, discharge or satisfaction, in any amount in excess of $25,000 in any one case, or $50,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(e) change in accounting policies or procedures (including any change in reserves for excess or obsolete inventory, doubtful accounts or other reserves, or depreciation or amortization policies or rates or payment or collection policies or practices) by the Company;

(f) change in any material election in respect of Taxes (as defined in Section 2.10(a)), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(g) revaluation by the Company of any of its or any of its subsidiaries’ assets (whether tangible or intangible), including without limitation writing down or up the value of inventory or writing off notes or accounts receivable, settling, discounting or compromising any accounts receivable, or reversing any reserves other than in the ordinary course of business and consistent with past practice;

(h) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options;

(i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors (except pursuant to the terms of pre-existing obligations which are disclosed on Section 2.9(i) of the Disclosure Schedule), or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person (except pursuant to the terms of pre-existing obligations which are disclosed on Section 2.9(i) of the Disclosure Schedule);

(j) termination or extension, or material amendment, waiver or modification of the terms, of any Contract;

(k) commencement by or settlement of any lawsuit or proceeding or other investigation by the Company or any of its subsidiaries other than the routine collection of bills;

(l) sale, lease, sublease, license or other disposition of any of the material assets (whether tangible or intangible) or material properties of the Company or any of its subsidiaries, including, but not limited to, the sale of any accounts receivable of the Company, or any creation of any security interest in such material assets or material properties;

(m) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for trade payables and advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practices;

(n) waiver or release of any material right or claim of the Company or any of its subsidiaries, including any write-off, discount or other compromise of any account receivable of the Company or any of its subsidiaries;

(o) agreement or modification to any marketing, distribution, joint venture, strategic alliance, development or similar arrangement or agreement;

(p) request that any vendor or service provider hold or delay any invoices or billing statements, or any failure to purchase or replenish inventory in the ordinary course of business;

(q) (i) sale, license or transfer of any Company Intellectual Property or execution of any agreement with respect to the Company Intellectual Property with any person or entity with respect to the Intellectual Property Rights of any person or entity other than in the ordinary course of business, or (ii) purchase or in-license of any Intellectual Property Rights or execution of any agreement with respect to the Intellectual Property Rights of any person or entity other than ordinary course shrink wrap software agreements for internal operations, (iii) agreement with respect to the development of any Intellectual Property Rights with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property Rights to the Company or any of its subsidiaries;

(r) destruction, damage, or loss adversely affecting any material assets (whether tangible or intangible) or material business of the Company or any of its subsidiaries (whether or not covered by insurance);

(s) labor trouble or claim of wrongful discharge or other unlawful labor practice or action with respect to the Company or any of its subsidiaries;

(t) notice from any material customer that such customer intends to cancel or substantially reduce its purchases of goods and services from the Company and its subsidiaries, or any such cancellation or substantial reduction;

(u) notice of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 2.13(a)) owned by or developed or created by the Company or of infringement by the Company of any other person’s Intellectual Property Rights (as defined in Section 2.13(a));

(v) circumstance, change, event or effect of any character that has had or is reasonably likely to have a Material Adverse Effect; or

(w) written or oral agreement by the Company to do any of the things described in the preceding clauses (a) through (v) of this Section 2.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

2.10 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.10(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.10(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) As of the Closing Date, the Company and each of its subsidiaries will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company, its subsidiaries or their operations and such Returns are or will be true and correct and have been or will be completed in accordance with applicable law.

(ii) As of the Closing Date, the Company and each of its subsidiaries will have paid all Taxes it is required to pay and will have withheld or paid with respect to its employees (and timely paid over to the appropriate Taxing authority) all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act (“FICA”), Federal Unemployment Tax Act (“FUTA”) and other Taxes required to be withheld or paid.

(iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

(v) No claim has ever been made in writing by a taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Returns that it is or may be subject to taxation by that jurisdiction.

(vi) Through the date of the Current Balance Sheet, neither the Company nor any of its subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its subsidiaries has incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

(vii) The Company has made available to Parent or its legal counsel copies of all Tax Returns for the Company and each of its subsidiaries filed for all periods since its inception.

(viii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the Company or any of its subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

(ix) The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any of its subsidiaries.

(x) None of the Company’s or any of its subsidiaries’ assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(xi) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

(xii) Neither the Company nor any of its subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any tax sharing, indemnification or allocation agreement, (c) any liability for the Taxes of any person (other than Company or any of its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(xiii) The Company’s and each of its subsidiaries’ tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on the Company’s tax books and records.

(xiv) Neither the Company nor any of its subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xv) No adjustment relating to any Return filed by the Company or any of its subsidiaries has been proposed formally or, to the Knowledge of the Company, informally by any tax authority to the Company or any of its subsidiaries or any representative thereof.

(xvi) Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xvii) Neither the Company nor any of its subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(xviii) None of the outstanding indebtedness of the Company or any of its subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(l) or 279 of the Code or under any other provision of applicable law.

(xix) Neither the Company nor any of its subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party, including the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

2.11 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its subsidiaries is a party or otherwise binding upon the Company or any of its subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company with respect to the acquisition of property (tangible or intangible) by the Company or the ability to engage in any line of business or to compete with or hire any person. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries has entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) Neither the Company nor any of its subsidiaries owns any real property, nor has the Company or any of its subsidiaries ever owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list and brief description of all real property currently leased by the Company or any of its subsidiaries or otherwise used or occupied by the Company or any of its subsidiaries for the operation of the Company’s or its subsidiaries’ businesses (the “Leased Real Property”). All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or, to the Company’s Knowledge, event which with notice or lapse of time, or both, could constitute a default).

(b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”); and there are no other Lease Agreements for real property, affecting any Leased Real Property or to which Company or any of its subsidiaries is bound, other than those identified in Section 2.12(a) of the Disclosure Schedule. Each Lease Agreement constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived except as shown in the copies of the Lease Agreements that have previously been delivered by the Company to Parent. The Company has not transferred or assigned any interest in any such Lease Agreement, nor has the Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity. Neither the Company nor any of its subsidiaries has received any notice in writing of a default, alleged failure to perform, or any offset or counterclaim with respect to any Lease Agreement, which has not been fully remedied and withdrawn. The closing will not affect the enforceability against any person of any Lease Agreement or the rights of the Company or any of its subsidiaries or the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.

(c) Each Leased Real Property and all of its operating systems are in all material respects good operating condition and repair, subject to normal wear and tear, and is suitable for the conduct of the business as presently conducted.

(d) As of the date of this Agreement, the landlord under each Lease Agreement has, to the Company’s Knowledge, complied with all of the requirements, conditions, representations, warranties and covenants of the landlord thereunder, including the timely completion of construction of the leased premises in a good and workmanlike manner and otherwise in accordance with the Lease Agreements.

(e) The Company has not received any notice from any insurance company of any defects or inadequacies in any Leased Real Property or any part thereof which could materially and adversely affect the insurability of such Leased Real Property or the premiums for the insurance thereof. No notice has been given to the Company by any insurance company which has issued a policy with respect to any portion of any Leased Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made. To the Company’s Knowledge, there exist no structural, soil or other conditions with respect to any Leased Real Property that could increase the probability of material damage to any Leased Real Property as a result of earthquake or other seismic activity. In addition, no structural, soil or other conditions with respect to any Leased Real Property have adversely affected or, to the Company’s Knowledge, threaten to adversely affect, the use, occupancy or operation of any Leased Real Property.

(f) No law, ordinance, regulation or restriction is, or as of the Closing Date will be, violated by the continued occupancy, maintenance, operation or use of any Leased Real Property in its present manner. To the Company’s Knowledge, there are no laws, statutes, rules, regulations or orders by any Governmental Entity which could require the Company or any of its subsidiaries to make any expenditure in excess of $25,000 to modify or improve such Leased Real Property to bring it into compliance therewith.

(g) There is no pending or, to the Company’s Knowledge, threatened condemnation or similar proceeding affecting any Leased Real Property or any portion thereof, and the Company has no Knowledge that any such action is currently contemplated. There are no legal actions, suits or other legal administrative proceedings pending or, to the Company’s Knowledge, threatened against the Company or any third parties affecting any Leased Real Property, and the Company is not aware of any facts which might result in any such action, suit or proceeding.

(h) The Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes and other governmental charges and assessments not yet due and payable, (iii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens, and (iv) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(i) All material items of equipment (the “Equipment”) owned or leased by the Company and each of its subsidiaries are (i) adequate for the conduct of the business of the Company and each of its subsidiaries as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.13 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Technology” shall mean any or all of the following: (A) works of authorship, including computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and data; (B) inventions (whether or not patentable), improvements, and technology; (C) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know how and techniques; (D) databases, data compilations and collections and technical data; (E) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; (F) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses and domain names, tools, methods and processes; and all instantiations of the foregoing in any form and embodied in any media.

(ii) “Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures (“Patents”); (B) all trade secrets and other rights in know-how and confidential or proprietary information; (C) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (D) all industrial designs and any registrations and applications therefor throughout the world; (E) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Mask Works”); (F) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (G) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(iii) “Company Intellectual Property” shall mean any Technology and Intellectual Property Rights including the Company Registered Intellectual Property Rights (as defined in Section 2.13(c)) that are owned by, or exclusively licensed to, the Company or any of its subsidiaries.

(iv) “Registered Intellectual Property Rights” shall mean all United States, international and foreign: (A) Patents, including applications therefor; (B) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (C) Copyrights registrations and applications to register Copyrights; (D) registered Mask Works and applications to register Mask Works; and (E) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

(b) Section 2.13(b) of the Disclosure Schedule contains a complete and accurate list (by name and version number) of all products, software or service offerings of the Company or any of its subsidiaries that have been sold, distributed or otherwise disposed of in commercial transactions with third parties during the ten (10)-year period preceding the date hereof or which the Company or any of its subsidiaries intends to sell, distribute or otherwise dispose of in the future, including any products or service offerings under development (collectively, “Company Products”).

(c) Section 2.13(c) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company or any of its subsidiaries (the “Company Registered Intellectual Property Rights”) and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

(d) All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, required under applicable law for the purposes of maintaining such Registered Intellectual Property Rights. There are no actions that must be taken by the Company or any of its subsidiaries within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights that have been filed for or issued prior to the Closing Date. Except as set forth in Section 2.13(d) of the Disclosure Schedule, neither the Company nor any of its subsidiaries has claimed any “small business status” in the application for or registration of any Patents.

(e) In each case in which the Company or any of its subsidiaries has acquired ownership of any Technology or Intellectual Property Right that is material to the conduct of the business of the Company and its subsidiaries as currently conducted and as currently contemplated to be conducted from any person, the Company or its subsidiaries has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or its subsidiaries. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company or its subsidiaries has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company or its subsidiaries with the relevant Governmental Entity.

(f) The Company has no Knowledge of any facts or circumstances that would render any Company Intellectual Property that is material to the conduct of the business of the Company and its subsidiaries as currently conducted or as currently contemplated to be conducted invalid or unenforceable.

(g) All Company Intellectual Property that is material to the conduct of the business of the Company and its subsidiaries as currently conducted or as currently contemplated to be conducted will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

(h) Each item of Company Intellectual Property is free and clear of any Liens except for (i) non-exclusive licenses granted to end-user customers in the ordinary course of business and consistent with past practices, or (ii) any rights or licenses granted pursuant to any of the Company’s Material IP Contracts (as defined in Section 2.13(n)). The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property. Without limiting the generality of the foregoing, (1) the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company and its subsidiaries, including those used in the sale, distribution or provision of any Company Products by the Company or any of its subsidiaries, and (2) the Company owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Company Products that are sold or distributed by the Company as of the Closing Date (including all Company Products in the beta stage of development as of the Closing Date), other than any copyrighted rights of a third party that are licensed to the Company pursuant to the Material IP Contracts.

(i) During the two (2) years immediately preceding the Closing, neither the Company nor any of its subsidiaries has transferred to any other person ownership of, or granted to any other person any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of by any other person, any Technology or Intellectual Property Right that is or was Company Intellectual Property, to the extent that it is or was material to the conduct of the business of the Company and its subsidiaries as it has been conducted during such two (2) year period, is currently conducted or is currently contemplated to be conducted.

(j) All Technology and Intellectual Property Rights used in or necessary to the conduct of business by the Company or any of its subsidiaries as presently conducted or currently contemplated to be conducted, including the design, development, manufacture, use, import and sale of Company Products, are either owned by the Company or licensed to the Company pursuant to a Material IP Contract, and no third party owns or has any ownership interest in any of the Company Intellectual Property.

(k) No person who has licensed any Technology or Intellectual Property Rights to the Company or any of its subsidiaries has ownership rights or license rights to improvements actually made or currently planned to be made by the Company or any of its subsidiaries in such Technology or Intellectual Property Rights.

(l) The operation of the business of the Company as it is currently conducted, or is contemplated to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products does not infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of its subsidiaries has received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or any of its subsidiaries infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(m) Neither the Company nor any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing of any of the Company Intellectual Property or Company Products by the Company or its subsidiaries or affect the validity, use or enforceability of such Company Intellectual Property.

(n) Other than inbound “shrink-wrap” and similar publicly-available commercial binary code end-user licenses, Section 2.13(n) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company or any of its subsidiaries is a party with respect to any Technology or Intellectual Property Rights, including (i) all contracts pursuant to which the Company or its subsidiaries is granted any rights or licenses to Technology or Intellectual Property Rights, (ii) all material contracts pursuant to which the Company or its subsidiaries grants to any other person any rights or licenses to any Technology or Intellectual Property Rights, including all such contracts that contain any exclusive terms, and (iii) all contracts with respect to the sale of Company Products that have resulted in, or are reasonably anticipated in the future to result in, annual revenues to the Company of fifty thousand dollars ($50,000) or more or have terms of one (1) year or longer (collectively, “Material IP Contracts”).

(o) Except for such provisions contained in end-user agreements entered into by the Company or its subsidiaries in the ordinary course of business, Section 2.13(o) of the Disclosure Schedule lists all unexpired contracts, licenses and agreements between the Company or any of its subsidiaries and any other person wherein or whereby the Company or any of its subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

(p) The Company has not received any notice of any dispute regarding the scope of, or Company’s performance under, any Material IP Contract, including with respect to any payments to be made or received by the Company or any of its subsidiaries thereunder.

(q) To the Company’s Knowledge, no person is infringing or misappropriating any Company Intellectual Property Right.

(r) The Company and its subsidiaries have taken all steps that are reasonably required to protect the Company’s rights in confidential information and trade secrets of the Company that are material to the conduct of the business of the Company and its subsidiaries as currently conducted or as currently contemplated to be conducted (including, without limitation, customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and prospective customers), or provided by any other person to the Company under obligations of confidentiality. All employees of the Company whose scope of employment contemplates creation or development of any Technology for or on behalf of the Company have signed the Company’s standard forms of Invention Assignment and Confidentiality Agreement (the “Proprietary Information Agreements”), which are attached hereto as Section 2.13(r) of the Disclosure Schedule.

(s) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in (i) either Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent’s or the Surviving Corporation’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing, excluding in all cases where any rights, obligations or restrictions arise from any contracts, agreements or undertakings entered into by Parent or Surviving Corporation prior to or after the Closing Date.

(t) Section 2.13(t) of the Disclosure Schedule lists all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Materials”) used by the Company in any way. Except as set forth in Section 1.1(t) of the Disclosure Schedule, the Company has not distributed Open Source Materials in conjunction with any Company Intellectual Property; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company with respect to Intellectual Property Rights or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works, or (z) be redistributable at no charge).

(u) The Company has no liability for replacement or repair of any products sold, licensed, leased or delivered by the Company to customers or other damages in connection with applicable contractual commitments, express or implied warranties, product specifications or product documentation or any representations provided to customers with respect to such products in excess of any reserves therefor reflected on the Company Financial Statements.

(v) No (i) government funding; or (ii) facility of a university, college, other educational institution or research center was used in the development of the Intellectual Property Rights owned by the Company. To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(w) The Company has complied with all applicable laws and its internal privacy policies relating to (i) the privacy of users of the Company Products and all Internet websites owned, maintained or operated by the Company and (ii) the collection, storage and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to such information on behalf of the Company. The execution, delivery and performance of this Agreement will not result in any violation of any applicable laws relating to privacy and with the Company’s privacy policies. Copies of all current and prior privacy policies of the Company, including the privacy policies included in the Company’s Internet website, are attached to Section 2.13(w) of the Disclosure Schedule. Each such privacy policy has at all times complied with applicable laws, and none of the statements made or contained in any such privacy policy have been inaccurate, misleading or deceptive in any material respect or in violation of any applicable laws.

(x) Except for non-material disclosures made pursuant to obligations of confidentiality, neither the Company nor any other person acting on its behalf has disclosed, delivered or licensed to any other person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any person acting on their behalf to any person of any Company Source Code. Section 2.13(x) of the Disclosure Schedule identifies each contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow-holder or any other person, any Company Source Code, and describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 2.13(x), “Company Source Code” means, collectively, any software source code, or any material portion of software source code within and of the Company Products.

2.14 Agreements, Contracts and Commitments.

(a) As of the date hereof, neither the Company nor any of its subsidiaries is a party to, nor are they bound by:

(i) any employment, consulting or severance agreement, contract or commitment;

(ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, other than Option Plans, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate;

(v) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;

(vi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s and its subsidiaries’ businesses;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(viii) any purchase order or contract for the purchase of materials involving in excess of $25,000 individually or $50,000 in the aggregate;

(ix) any construction contracts;

(x) any dealer, distribution, joint marketing, development, sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the Company’s and its subsidiaries’ products, technology or services; or

(xi) any other agreement, contract or commitment, including any service, operating or management agreement or arrangement with respect to any of their properties (whether leased or owned), that involves $25,000 individually or $50,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days.

2.15 Interested Party Transactions.

(a) No officer or director of the Company or Company Stockholder holding more than five percent (5%) of the Company Capital Stock (nor, to the Company’s Knowledge, any parent, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest (an “Interested Party”)), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.15.

(b) All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company, that were either entered into after January 1, 2002 or pursuant to which there are continuing obligations to be performed or benefits to be received by the Company, have been on an arms’-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

2.16 Company Authorizations. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company and each of its subsidiaries currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s and each of its subsidiaries’ business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or its subsidiary. The Company Authorizations are in full force and effect and, to the Company’s Knowledge, constitute all Company Authorizations required to permit the Company and each of its subsidiaries to operate or conduct its business or hold any interest in its properties or assets.

2.17 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its subsidiaries, their properties (tangible or intangible) or any of their officers or directors (in their capacities as such). There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, its subsidiaries, any of their properties (tangible or intangible) or any of their officers or directors (in their capacities as such) by or before any Governmental Entity.

2.18 Accounts Receivable; Inventory.

(a) The Company has made available to Parent a list of all accounts receivable of the Company as of September 30, 2003, together with a range of days elapsed since invoice. All of the Company’s accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and are reasonably believed by the Company to be collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to September 30, 2003, as reflected on the books and records of the Company (which are prepared in accordance with GAAP consistently applied and the reserve practices and methodology used in preparation of the Current Balance Sheet). No person has any Lien on any of the Company’s accounts receivable and no request or agreement for deduction or discount has been made with respect to any of the Company’s accounts receivable.

(b) All of the inventories of the Company reflected on the Current Balance Sheet and the Company’s books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company’s regular inventory practices and are set forth on the Company’s books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods. None of the inventory of the Company or its subsidiaries reflected on the Current Balance Sheet or on the Company’s books and records as of the date hereof (in either case net of the reserve therefor) is obsolete, defective or in excess of the needs of the business of the Company reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts. The presentation of inventory on the Company Financials and Current Balance Sheet conform to GAAP and such inventory is stated at the lower of cost (determined using the first-in, first-out method) or net realizable value.

2.19 Minute Books. The minutes of the Company and each of its subsidiaries provided to counsel for Parent are the only minutes of the Company and its subsidiaries and contain a materially complete and accurate summary of all meetings and actions by written consent of the board of directors (or committees thereof) of the Company and its subsidiaries and contain accurate summaries of all Company Stockholder meetings and all Company Stockholder actions by written consent, and those of the Company’s subsidiaries, since the time of incorporation of the Company or such subsidiary.

2.20 Environmental Matters.

(a) Hazardous Material. Neither the Company nor any of its subsidiaries has: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased, or (ii) except in a manner that would not result in liability to the Company, released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries disposed of, transported, sold, distributed, recycled or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials, products containing Hazardous Materials or any Hazardous Material Activity.

(c) Permits. The Company and each of its subsidiaries currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of the Company’s Hazardous Material Activities and other businesses of the Company and each of its subsidiaries as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company has no Knowledge of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company or any of its subsidiaries any environmental liability. The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company.

(e) Reports and Records. The Company has delivered to Parent all records in the Company’s possession concerning the Hazardous Materials Activities of the Company and each of its subsidiaries relating to its business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company. The Company and each of its subsidiaries has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

2.21 Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth on Section 2.21 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 2.21 of the Disclosure Schedule sets forth the principal terms and conditions of all agreements, written or oral, with respect to any such brokerage or finders’ fees or agents’ commissions.

2.22 Employee Benefit Plans and Compensation.

(a) Definitions.

(i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA;

(ii) “Code” shall mean the Internal Revenue Code of 1986, as amended;

(iii) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans;

(iv) “DOL” shall mean the Department of Labor;

(v) “Employee” shall mean any current or former or retired employee, consultant or director of the Company or any ERISA Affiliate;

(vi) “ERISA Affiliate” shall mean each subsidiary of the Company and any other person or entity under common control with the Company or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(vii) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee;

(viii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(ix) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(x) “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

(xi) “IRS” shall mean the Internal Revenue Service;

(xii) “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and

(xiii) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Section 2.22(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement.

(c) Documents. The Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(d) Employee Plan Compliance. The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. As of the date hereof, there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses). As of the date hereof, there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(f) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

(g) Health Care Compliance. Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the

requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(h) Past Acquisitions. Neither the Company nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an acquisition agreement with a former employer of such Employee.

(i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(j) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material harm to the Company.

(k) Labor. No work stoppage or labor strike against the Company or any ERISA Affiliate is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees. Neither the Company nor any of its subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(l) International Employee Plan. Neither the Company nor any ERISA Affiliate currently, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, the Company’s subsidiaries or any affiliate. There is no claim by the Company, any of its subsidiaries or any affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies.

2.24 Compliance with Laws. The Company and each of its subsidiaries are in material compliance with, and have not received any notices of any pending violation with respect to, any foreign, federal, state or local statute, law or regulation, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules or regulations thereunder.

2.25 Warranties; Indemnities. Parent has been given a copy of the standard terms and conditions of sale, subscription, license or lease for each of the products or technology sold or services rendered by the Company or its subsidiaries and copies of the Company’s standard forms of sale agreements and services agreements. No such product, technology or service rendered is subject to any warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law.

2.26 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

2.27 Information Statement Disclosure. None of the information about the Company included in the Information Statement (as defined in Section 5.1) to be delivered to Company Stockholders or holders of Company Options or Company Warrants will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

3.1 Organization, Standing and Power. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would, individually or in the aggregate, have a material adverse effect on the business, operations, assets (including intangible assets), liabilities (including contingent liabilities), capitalization, earnings or other results of operations, or the condition (financial or otherwise) of the Parent and its subsidiaries, taken as a whole (a “Parent Material Adverse Effect”).

3.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 No Conflict. The execution and delivery of this Agreement does not, and, the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the certificate of incorporation and bylaws of Parent or Merger Sub, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or any of its respective properties or assets are subject or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets, except in the case of (ii) or (iii) where any such Conflict will not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or will not have an effect on the legality, validity or enforceability of this Agreement.

3.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and the HSR Act and other similar anti-trust requirements of foreign Governmental Entities, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.5 Information Statement Disclosure. None of the information about Parent or Merger Sub supplied or to be supplied by or on behalf of Parent in writing for inclusion in the Information Statement to be delivered to Company Stockholders or holders of Company Options or Company Warrants will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.6 Financing. Parent has sufficient cash or cash equivalents or borrowing availability under its credit facilities to pay the Upfront Consideration and perform its obligations under this Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to operate the business of Company and each of its subsidiaries, except to the extent that Parent shall otherwise consent in writing, such consent or refusal to consent not to be unreasonably delayed, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company and each of its subsidiaries when due, to pay or perform other obligations when due, and, to the extent not inconsistent with such business, to use commercially reasonable efforts to preserve intact the Company’s and its subsidiaries’ present business organizations, keep available the services of the Company’s and its subsidiaries’ present officers and key employees, and preserve the Company’s and its subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. In furtherance of the foregoing, the Company agrees that it will book invoices and make accruals promptly upon receipt, that it will pay its accounts payable on a timely basis in accordance with past practices, and that it will continue to purchase and replenish inventory and maintain inventory levels in the ordinary course of business consistent with past practices. Except as expressly contemplated by this Agreement or as set forth in Section 4.1 of the Disclosure Schedule or to comply with applicable laws and regulations or pre-existing contractual obligations contained in contracts disclosed on the Disclosure Schedule as in effect on the date hereof, neither the Company nor any of its subsidiaries shall, without the prior written consent of Parent, such consent or refusal to consent not to be unreasonably delayed:

(a) enter into any material transaction except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) cause or permit any amendments or changes to the certificate of incorporation, bylaws or other organizational documents of the Company or any of its subsidiaries;

(c) make (i) any capital expenditures or enter into any commitment therefor exceeding $25,000 individually or $50,000 in the aggregate, or (ii) any other expenditure, commitment or transaction exceeding $25,000 individually or $50,000 in the aggregate other than, in the case of this clause (ii), in the ordinary course of business consistent with past practices;

(d) change the Company’s accounting policies or procedures (including any change in reserves for excess or obsolete inventory, doubtful accounts or other reserves, or depreciation or amortization policies or rates or payment or collection policies or practices);

(e) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(f) revalue any of its assets or any of its subsidiaries’ assets (whether tangible or intangible), including without limitation writing down or up the value of inventory or writing off notes or accounts receivable, settling, discounting or compromising any accounts receivable, or reversing any reserves other than in the ordinary course of business and consistent with past practice;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing Company Options;

(h) increase the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or declare, pay or commit or obligate the Company in any way to the payment of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

(i) enter into any Contract or terminate, extend, amend, waive or modify the terms of any Contract;

(j) amend or otherwise modify (or agree to do so), or violate the terms of, any of the agreements set forth or described in the Disclosure Schedule;

(k) commence or settle any lawsuit, proceeding or other investigation, other than to enforce its rights under this Agreement or for the routine collection of bills;

(l) except as otherwise expressly contemplated by this Agreement, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Company or its subsidiaries or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities (other than any issuances of Company Common Stock pursuant to exercises of Company Options or Company Warrants in accordance with their terms) or amend the terms of the Option Exchange Program;

(m) sell, lease, license or otherwise dispose of any of its properties or assets, including without limitation the sale of any accounts receivable of the Company or any of its subsidiaries, except in the ordinary course of business and consistent with past practices; create any security interest in such assets; modify, amend or terminate any existing lease, license or contract affecting the use, possession or operation of any such properties or assets or waive term or condition thereof or grant any consents thereunder; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any part thereof; convey, assign, sublease, license or otherwise transfer all or any portion of any owned property or leased property or any interest or rights therein; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

(n) grant any loan to any person or entity, incur any indebtedness, guarantee any indebtedness, issue or sell any debt securities or guarantee any debt securities of others, except for trade payables and advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practices;

(o) waive or release any material right or claim, including the write-off, discount or other compromise of any account receivable;

(p) enter into or amend any marketing, distribution, joint venture, strategic alliance development or any similar arrangement or agreement;

(q) request that any vendor or service provider hold or delay any invoices or billing statements or fail to purchase or replenish inventory in the ordinary course of business;

(r) (i) sell, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any person or entity or with respect to any Intellectual Property Rights of any person or entity other than in the ordinary course of business, (ii) buy or in-license any Intellectual Property Rights or enter into any agreement with respect to the Intellectual Property Rights of any person or entity other than ordinary course shrink wrap software agreements for internal operations, (iii) enter into any agreement with respect to the development of any Intellectual Property Rights with a third party, (iv) or change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property Rights to the Company or any of its subsidiaries;

(s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s or any of its subsidiaries’ businesses;

(t) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(u) except as otherwise expressly contemplated by this Agreement, adopt or amend any Company Employee Plan, enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or Employee, or increase the salaries, wage rates, or other compensation of its Employees except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(v) take any action to accelerate the vesting schedule of any Assumed Options;

(w) unless otherwise instructed by Parent, hire or terminate any salaried employees, or knowingly encourage any salaried employees to resign from the Company or any of its subsidiaries;

(x) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(w).

4.2 No Solicitation. Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1, the Company shall not (nor shall the Company instruct, authorize or direct, as applicable, any of its officers, directors, employees, stockholders, agents, representatives or affiliates (“Representatives”) to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, knowingly encourage, initiate or participate in any negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business or assets of the Company and its subsidiaries (taken as a whole), or (except as otherwise expressly contemplated or permitted hereby) any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the Company’s or its subsidiaries’ businesses, technologies or properties, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, in either case in connection with any offer or proposal described in clause (a) above, or (c) enter into any agreement with any person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise. In the event that the Company or any of the Company’s affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1, any offer or proposal of the type referenced in clause (a) or (c) above, or any request for disclosure or access as referenced in clause (b) above, the Company shall promptly notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto known to the Company as Parent may reasonably request. Any breach of this Section 4.2 by any Representative shall be deemed to be a breach of this Section 4.2 by the Company. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Consent of Company Stockholders.

(a) Immediately following the execution and delivery of this Agreement, the Company shall obtain the irrevocable adoption of this Agreement and approval of the Merger and the transactions contemplated hereby by the Company Stockholders pursuant to an Action by Written Consent signed by each officer of the Company, each member of the Company’s Board of Directors (and any affiliated entities) in his, her or its capacity as a Company Stockholder, and certain other Company Stockholders all of whom collectively hold at least a majority of (i) the outstanding shares of Company Capital Stock voting as a single class, and (ii) the Company Series B Preferred Stock voting as a separate class, pursuant to and in accordance with the applicable provisions of Delaware Law and the certificate of incorporation and bylaws of the Company. Such approval shall also include and constitute (A) the irrevocable approval by such Company Stockholders of the escrow and indemnification obligations set forth in Article VII and the deposit of the Escrow Amount into the Escrow Fund and (B) the appointment of Mark Soane as the Stockholder Representative.

(b) As soon as reasonably practicable following the date of this Agreement, the Company shall circulate an information statement (the “Information Statement”) to each Company Stockholder whose consent was not obtained immediately following the execution of this Agreement, informing such Company Stockholders of the adoption of this Agreement and the approval of the Merger, which Information Statement shall be in a form that complies with Section 262 of Delaware Law, and the Company shall submit this Agreement, the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 5.1(a), to all such remaining Company Stockholders for adoption and approval by written consent pursuant to the Action by Written Consent, as provided by Delaware Law and the certificate of incorporation and bylaws of the Company. The record date for such consent and for purposes of determining shareholders entitled to notice of appraisal rights pursuant to Section 262(d)(2) of Delaware Law shall be the date of this Agreement to the extent permitted by Delaware Law. The Information Statement shall specify that adoption of this Agreement shall constitute approval by the Company Stockholders of: (A) the escrow and indemnification obligations set forth in Article VII and the deposit of the Escrow Amount into the Escrow Fund and (B) the appointment of Mark Soane as Stockholder Representative. The Company shall give the Company Stockholders who hold shares of Company Capital Stock on the record date set forth above, and the holders of Company Options and Company Warrants who may exercise such Company Options or Company Warrants and become Company Stockholders during such notice period, sufficient notice prior to the Closing such that no Company Stockholder will be able to exercise appraisal rights if such Company Stockholder has not taken affirmative action to preserve such appraisal rights prior to Closing, pursuant to Section 262 of Delaware Law.

The Company shall use commercially reasonable efforts to cause Company Stockholders holding no more than ten percent (10%) of the Total Outstanding Shares to continue to have a right to exercise appraisal rights under Section 262 of Delaware Law with respect to their Company Capital Stock by virtue of the Merger.

(c) In addition, the Company shall (i) promptly submit for approval by the Company Stockholders by the requisite vote or the consent thereof in lieu of a formal meeting any payments of cash or stock or other benefits arising out of or in connection with the transactions contemplated by this Agreement that may be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, such that if such vote were obtained all such payments resulting from the transactions contemplated hereby shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G (the “280G Approval”), or (ii) deliver to Parent evidence reasonably satisfactory to Parent that, as a consequence of the failure to obtain the 280G Approval, such “parachute payment” shall not be made or provided (the “280G Forfeiture”). If neither the 280G Approval nor the 280G Forfeiture is obtained prior to the Closing, the Upfront Consideration shall be adjusted by the 280G Adjustment Amount.

(d) Any materials to be submitted to the Company Stockholders in connection with the solicitation of their adoption of this Agreement and approval of the Merger and the transactions contemplated hereby, including the Information Statement and if required pursuant to Section 5.1(c), any materials submitted to the Company Stockholders in connection with the solicitation of the 280G Approval (the “Soliciting Materials”), shall be subject to the prior review and approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement, and the unanimous recommendation of the Board of Directors of the Company in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 5.1(a) and if required pursuant to Section 5.1(c), the 280G Approval. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion. Each of the Company and Parent will promptly advise the other in writing if at any time prior to the completion of the solicitation of written consents such party shall obtain knowledge of any facts that make it necessary to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 5.1(a) hereof and if required pursuant to Section 5.1(b), the 280G Approval, and its unanimous recommendation to the Stockholders to vote in favor of the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 5.1(a) hereof and if required pursuant to Section 5.1(c), the 280G Approval.

5.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period from the date hereof and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to its terms to (i) all of the Company’s and its subsidiaries’ properties (including for the purpose of performing any environmental tests or inspections Parent deems necessary), books, contracts, commitments and records, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its subsidiaries as Parent may reasonably request, and (iii) all employees of the Company and its subsidiaries as identified by Parent, but a representative of the Company shall be entitled to be present in the case of Employees other than officers of the Company. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

5.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.3 or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Non-Disclosure Agreement effective as of June 4, 2003 (the “Confidential Disclosure Agreement”) between the Company and Parent. Notwithstanding anything to the contrary contained in this Agreement, each of Parent and the Company (and any representative of Parent or the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Merger contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, (x) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of such transaction, and (y) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of such transaction. This authorization is not intended to permit disclosure of any other information including, without limitation, (i) any portion of any materials to the extent not related to the Merger’s tax treatment or tax structure, (ii) the identities of participants or potential participants, (iii) the existence or status of any negotiations (except to the extent such negotiations are related to the Merger’s tax treatment or tax structure), (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the Merger’s tax treatment or tax structure), or (v) any other term or detail not relevant to the Merger’s tax treatment or the tax structure.

5.4 Expenses. Whether or not the Merger is consummated, all Third Party Expenses shall be the obligation of the respective party incurring such fees and expenses except that if the Merger is consummated, Parent shall pay $75,000 of the Company’s Third Party Expenses.

5.5 Public Disclosure. No party shall issue any statement or communication to any third party (other than to their respective Representatives) regarding the subject matter of this Agreement or the transactions contemplated hereby, other than, if applicable, the termination of this Agreement, without the consent of the other party, which consent shall not be unreasonably withheld, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules and regulations of The Nasdaq National Market.

5.6 Consents; Terminations. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 8.1, the Company shall use its commercially reasonable efforts to obtain the consents, waivers and approvals under any of the Contracts to which the Company or any of its subsidiaries is a party that are reasonably necessary to be obtained in connection with the Merger, including all consents, waivers and approvals set forth in the Disclosure Schedule and to have the security interests set forth in Section 2.13(h) of the Disclosure Schedule terminated.

5.7 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any other transaction provided for in this Agreement as violative of any Antitrust Law (as defined below), the Company and Parent shall each reasonably cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents, or prohibits consummation of the Merger or the other transactions, including without limitation, by pursuing all reasonable avenues of administrative and judicial appeal; provided, however, that Parent shall not be required to (i) agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates, of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates, or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock, (ii) respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the HSR Act, or any other Antitrust Law for a period of time exceeding ninety days from the receipt of any such initial request, or (iii) take any action under this Section 5.8 if any Governmental Entity that has the authority to enforce any Antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger. As soon as may be reasonably practicable, to the extent not already filed, each of the Company and Parent shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) the Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of applicable jurisdiction, as agreed to by the parties. The Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings, (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate, and (c) promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other governmental or regulatory authority regarding the Merger and any other transaction provided for in this Agreement. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. For purposes of this Agreement, “Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other federal, and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause or has caused any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, and (ii) any failure of the Company to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder, which in the case of either clause (i) or clause (ii) would reasonably be expected to result in any of the conditions set forth in Section 6.2 to not be satisfied as a result, individually or collectively, of any of the foregoing matters. The delivery of any notice pursuant to this Section 5.9 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.9, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.10 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

5.11 S-8 Registration. As promptly as practicable (and in any event not more than 15 days) after the Closing Date, Parent agrees to file, to the extent available for use by Parent, with the SEC a registration statement on Form S-8 registering that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of Assumed Options assumed by Parent pursuant to Section 1.6(d).

5.12 New Employment Arrangements. At the discretion of Parent, each person who is a U.S. employee of the Company or its subsidiaries immediately prior to the Closing Date shall be offered “at-will” employment by Parent and/or the Surviving Corporation, to be effective as of the Closing Date, upon proof of citizenship or appropriate employment authorization from the U.S. Immigration and Naturalization Service or the U.S. Department of State evidencing a right to work in the United States. Such “at-will” employment arrangements will (i) be set forth in offer letters based on Parent’s standard form (each, an “Offer Letter”), (ii) be subject to and in compliance with Parent’s applicable human resources policies and procedures, (iii) have terms, including the position, salary and responsibilities of such employee, which will be determined by Parent after consultation with the Company’s management, and (iv) supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing Date. At the discretion of Parent, each person who is a non-U.S. employee of the Company or its subsidiaries immediately prior to the Closing Date shall be offered employment under terms similar to the ones above but consistent with the laws of the relevant jurisdiction. Each employee listed on Schedule 5.12 (a “Key Employee”) shall execute an Offer Letter, which Offer Letters shall be effective as of the Closing Date. Each employee of the Company who remains an employee of Parent or the Surviving Corporation after the Closing Date shall be referred to hereafter as a “Continuing Employee.” Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies and comparable to similarly situated employees at Parent to the extent such Continuing Employee are eligible. In furtherance of the foregoing, the Company shall terminate all employment agreements and other severance arrangements with its employees other than the Company’s Proprietary Information Agreements and the Employment Agreement dated January 1, 2002 between the Company and Gary Gatchell and shall use its commercially reasonable efforts to terminate any other employment-related agreements specified in writing by Parent effective as of the Closing Date or such later date as is specified by Parent. For vesting and eligibility under any Parent 401(k) plan for which a Continuing Employee becomes eligible after the Effective Time, each Continuing Employee shall be credited with his or her years of service with the Company before the Effective Time. After the Effective Time, each Continuing Employee shall receive credit for future vacation accruals under

Parent vacation policies for years of service with the Company prior to the Effective Time. With respect to any employees of the Company whose employment had not terminated prior to the Closing and who were eligible to receive bonus payments under the terms of the Company’s 2003 Bonus Plan (the “2003 Bonus Plan”), Parent agrees to pay any accrued bonuses under such 2003 Bonus Plan to such employees if such employee remained employed by the Company through December 31, 2003.

5.13 Termination of Certain Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company and its subsidiaries, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, “Terminated Company Employee Plans”). Unless Parent provides such written notice to the Company, no later than five business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately terminated preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and reasonable approval of Parent. The Company also shall take such other actions in furtherance of terminating such Terminated Company Employee Plan(s) as Parent may reasonably require.

5.14 Company Warrants.

(a) The Company shall take all necessary actions (including providing all required notices and obtaining any required consents) to ensure that all outstanding Company Warrants are treated as set forth in this Section 5.14. In the case of any holder of a Company Warrant, the parties shall take steps to enable the holder thereof to exercise the Company Warrant as of the Effective Time on a basis that enables the holder effectively to participate in receiving the Merger Consideration by allowing the holder to pay such holder’s exercise price in full or in part through an offset to the portion of the Merger Consideration that would otherwise be payable to such holder pursuant to Section 1.6(b) had such holder delivered a check for the full exercise price of such Company Warrant (net of such holder’s Pro Rata Escrow Portion). Each holder of a Company Warrant who exercises or is deemed to exercise such holder’s Company Warrant in the manner described above shall be entitled at the Effective Time to receive the same amount of Merger Consideration that would otherwise be payable to a holder of the full number of shares of Company Capital Stock to which such holder would have been entitled had such holder delivered a check for the full exercise price of such Company Warrant, without taking into account any such offset. The distributions of cash to be distributed to Company Warrantholders pursuant to this Section 5.14 shall be reduced pursuant to Article VII hereof.

(b) Any Company Warrant which is not exercised pursuant to Section 5.14(a) by the Effective Time but whose holder would be entitled to a cash distribution pursuant to Section 1.6(b) if such holder had exercised such warrant (after giving effect to any offset to the Common Exchange Price for the exercise price and such holder’s Pro Rata Escrow Portion) shall pursuant to its terms be automatically terminated and extinguished immediately prior to the Effective Time and in exchange such Company Warrantholder shall receive the Merger Consideration to which such holder would have otherwise been entitled had such Company Warrant actually been exercised reduced by the exercise price of each share of Company Capital Stock underlying such Company Warrant. For purposes of clarity, the shares of Company Capital Stock underlying Company Warrants that are converted into the right to receive Merger Consideration pursuant to Section 5.14 shall be deemed to be outstanding immediately prior to the Effective Time for purposes of determining Total Outstanding Shares.

5.15 Indemnification and Insurance.

(a) Parent will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement listed in Section 5.15 of the Disclosure Schedule in effect between the Company and each person who is a director or officer of the Company or any of its subsidiaries at the Effective Time and (ii) any indemnification provision under the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its subsidiaries as in effect on the date of this Agreement (the persons to be indemnified pursuant to the agreements and provisions referred to in clauses (i) and (ii) of this Section 5.15(a) shall be referred to as, collectively, the “Company Indemnified Parties”). The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation from liability substantially similar to those set forth in the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its subsidiaries as in effect immediately after the Effective Time, a copy of which has been provided to the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would materially adversely affect the rights thereunder of any Company Indemnified Party; provided, however, that Parent reserves the right to merge the Surviving Corporation into Parent or another wholly-owned subsidiary of Parent at any point for legitimate corporate purposes.

(b) Prior to the Closing, the Company may purchase, for the benefit of all officers and directors of the Company and its subsidiaries prior to the Effective Time, policies of directors and officers’ and fiduciary liability “tail” or “run-off” insurance providing for such coverage as the Company may determine in its sole discretion prior to the Closing, for an aggregate net policy cost of not to exceed $50,000.

5.16 Proprietary Information and Inventions Assignment Agreement. The Company shall use its commercially reasonable efforts to cause each employee and contractor of the Company and its subsidiaries who has not previously entered into the Company’s standard proprietary information and inventions assignment agreement to enter into and execute such a proprietary information and inventions assignment agreement with the Company prior to the Closing.

5.17 Spreadsheet. The Company shall prepare and deliver to Parent and the Payment Agent prior to the Closing a spreadsheet in substantially the form attached as Schedule 5.17 which shall list, as of the Closing, all Company Stockholders, Company Optionholders and Company Warrantholders and their respective addresses, the number of shares of Company Capital Stock, Company Options or Company Warrants held by such persons, and, in the case of Company Options or Company Warrants, the exercise prices thereof, the cash consideration to be issued to (or Assumed Options held by) each holder, the amount to be deposited into the Escrow Fund on behalf of each Company Stockholder, and such other information relevant thereto or which Parent or the Payment Agent may reasonably request (the “Spreadsheet”).

5.18 Stock Options.

(a) Stock Options.

(i) Except as provided in Sections 5.18(b) and (c), immediately prior to the Effective Time each outstanding Company Option other than Assumed Options (each, a “Terminated Option”) under the Option Plans shall terminate. The Company shall take all necessary actions (including providing all required notices and obtaining any required consents) to ensure that all outstanding Terminated Options, including any Exchange Options which are not Assumed Options, are terminated immediately prior to the Effective Time. In the case of any holder of a Terminated Option, the parties shall take steps to enable the holder thereof to exercise the option as of the Effective Time (including any portion thereof that becomes exercisable in connection with the Merger) on a basis that enables the holder effectively to participate in receiving the Merger Consideration by allowing the holder to pay such holder’s exercise price in full or in part through delivering an exercise notice to the Company prior to the Closing Date which provides for an offset to the portion of the Merger Consideration that would otherwise be payable to such holder pursuant to Section 1.6(b) had such holder delivered a check for the full exercise price of such Terminated Option (net of such holder’s Pro Rata Escrow Portion). Each holder of a Terminated Option who exercises or is deemed to exercise such holder’s Terminated Option in the manner described above shall be entitled at the Effective Time to receive the same amount of Merger Consideration that would otherwise be payable to a holder of the full number of shares of Company Common Stock to which such holder would have been entitled had such holder delivered a check for the full exercise price of such Terminated Option. Any amount still owed by any such holder for the exercise price of any such option after such offset (including such holder’s Pro Rata Escrow Portion) must be paid to the Company prior to the Effective Time. The distributions of cash to be distributed to Company Optionholders who become Company Stockholders pursuant to this Section 5.18(a)(i) or Section 5.18(b)(ii) shall be reduced pursuant to Article VII.

(ii) Any Terminated Option that is not exercised pursuant to Section 5.18(a)(i) prior to the Effective Time but whose holder would be entitled to a cash distribution pursuant to Section 1.6(b) if such holder had exercised such Terminated Option (after giving effect to any offset to the Common Exchange Price for the exercise price of such Terminated Option and such holder’s Pro Rata Escrow Portion) shall be automatically be deemed to be exercised immediately prior to the Effective Time without any action on the part of the holder of such Terminated Option, and such holder shall thereupon become entitled to the Merger Consideration to which such holder would have otherwise been entitled had such Terminated Option actually been exercised reduced by the exercise price of each share of Company Common Stock underlying such Terminated Option. For purposes of clarity, the shares of Company Common Stock issuable upon the exercise of Terminated Options that are converted into the right to receive Merger Consideration pursuant to Section 5.18(a) shall be deemed to be outstanding immediately prior to the Effective Time for purposes of determining Total Outstanding Shares.

(b) Amendment to Company’s 2000 Equity Incentive Plan; New Options, and Assumption of New Options.

(i) Prior to the Closing Date, the Company shall take all actions necessary to amend the Company’s 2000 Equity Incentive Plan and form of option agreement thereunder to increase the number of shares of Company Common Stock reserved for issuance thereunder to provide for the issuance of the New Options and provide that with respect to the grant of New Options: (a) the exercisability of such New Options shall not accelerate directly or indirectly as a result of the transactions contemplated by this Agreement, including the Merger or any actual or constructive termination of employment following the Merger, (b) in connection with this Agreement, such New Options shall be assumed by Parent in accordance with the provisions of Section 1.6(d), and (c) the holders of such New Options shall not in their respective capacities as such be entitled to receive any portion of any Earn-Out Payments. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 5.18(b)(i).

(ii) On the Closing Date but prior to the Closing, the Company shall grant the New Options in such numbers and pursuant to such terms and conditions as shall be directed by Parent at least five (5) business days prior to the Closing Date; provided, however, that the exercise price of such New Options shall be equal to the Common Exchange Price (without giving effect to any anticipated Working Capital Deficit); and provided further, that the total number of shares of Company Common Stock issuable upon the exercise of New Options shall not exceed the quotient obtained by dividing (i) One Million Three Hundred Thousand (1,300,000) by (ii) the Option Exchange Ratio.

(iii) At the Effective Time of the Merger, Parent shall assume such New Options as set forth in Section 1.6(d).

(c) Option Exchange Program. Prior to the Closing Date, the Company shall issue the Exchange Options in accordance with the Option Exchange Program; provided, however, that the exercise price of such Exchange Options shall be not less than the Common Exchange Price anticipated as of such date (without giving effect to any anticipated Working Capital Deficit). In conjunction with the issuance of each Exchange Option, the Company shall give each holder an amendment to such holder’s existing option agreement (the “Option Agreement”) in a form reasonably satisfactory to Parent. The amendment shall provide that (a) the holder of the Exchange Option acknowledges and accepts that the Exchange Option is upon different terms than those of the initial grant, (b) the exercisability of such Exchange Options shall not accelerate directly or indirectly as a result of the transactions contemplated by this Agreement, including the Merger or any actual or constructive termination of employment following the Merger, (c) in connection with this Agreement, such Exchange Options shall be assumed by Parent in accordance with the provisions of Section 1.6(d), and (d) the holders of such Exchange Options shall not in their respective capacities as such be entitled to receive any portion of any Earn-Out Payments. Each holder who executes and returns an amendment to an Option Agreement by the date which is five days prior to the Effective Time shall receive an Exchange Option and such Exchange Option shall be assumed as set forth in Section 1.6(d). All other holders of Exchange Options shall hold Terminated Options and shall be treated as set forth in Section 5.18(a).

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any of which may be waived, in writing, by the Company and Parent:

(a) HSR Act and Comparable Laws. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated and clearance for such transactions shall have been obtained under the comparable laws of any foreign countries where consummation of such transactions prior to such clearance would have a material impact on the Company.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be threatened or pending.

6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date), (B) where the failure of any such representations or warranties to be true and correct, in the aggregate, has not materially and adversely affected and is not reasonably likely to materially and adversely affect the Company and its subsidiaries, taken as a whole, whether or not such failure constitutes a Material Adverse Effect, and (C) where the failure of such representations or warranties to be true and correct is taken into account in calculating the Working Capital Deficit (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all qualifications based on the word “material” or similar phrases other than “Material Adverse Effect” contained in such representations and warranties shall be disregarded and (y) any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to or as of the Closing, and (iii) Parent shall have received a certificate, validly executed by the Chief Executive Officer and the Chief Financial Officer of the Company for and on its behalf confirming the matters set forth in clauses (i) and (ii) above.

(b) Third Party Consents. Parent shall have received all consents, waivers, approvals and assignments listed on Schedule 6.2(b).

(c) Litigation. There shall be no action, suit, claim, or proceeding of any nature pending, or overtly threatened, against Parent or the Company or any of their respective officers or directors (in their capacities as such) arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement (A) by any Governmental Entity, or (B) by any person or entity other than a Governmental Entity where, in the case of this clause (B), it is reasonably likely that an unfavorable injunction (preliminary or permanent), judgment, order, decree, ruling or charge will be issued which could reasonably (i) prevent the consummation of the Merger or any other transaction contemplated by this Agreement, (ii) affect materially the right of

Parent to control the Company following the Effective Time, (iii) affect materially the right of Parent or the Surviving Corporation to own the assets of the Company and to operate the Company’s business, or (iv) result in a material liability to Parent, and no such injunction (preliminary or permanent), judgment, order, decree, ruling or charge shall be in effect.

(d) Legal Opinion. Parent shall have received a customary legal opinion in a form as shall be mutually agreed in good faith by counsel to Parent and counsel to the Company.

(e) No Material Adverse Effect. There shall not have occurred since the date of this Agreement any circumstance, change, event or effect of any character that has had or is reasonably likely to have a Material Adverse Effect.

(f) Documents Delivered at Signing. Each of the Stockholder Support Agreements, Non-Competition Agreements and Terminating Agreements executed and delivered concurrently with the execution of this Agreement shall be in full force and effect.

(g) New Employment Arrangements. Each of the Key Employees and at least 90% of the Company employees who are offered employment by Parent and/or the Surviving Corporation pursuant to Section 5.12 shall have entered into “at-will” employment arrangements with Parent and/or the Surviving Corporation pursuant to their execution of an Offer Letter, shall have agreed to be employees of Parent and/or the Surviving Corporation after the Closing, and shall be employees of the Company immediately prior to the Closing.

(h) Appraisal Rights. Holders of at least ninety percent (90%) of the Total Outstanding Shares shall have voted in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, or shall otherwise have waived or lost their respective rights to exercise appraisal rights under Delaware Law with respect to the Merger, and for this purpose the parties agree that if a Company Stockholder or Company Optionholder shall fail to submit the required written notice pursuant to Section 262 of Delaware Law and not less than 20 days have elapsed since the date that the Company provides a notice of appraisal rights pursuant to Section 262 of Delaware Law such Company Stockholder or Company Optionholder shall be conclusively deemed to have waived or lost its respective rights to exercise appraisal rights under Delaware Law with respect to the Merger.

(i) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the certificate of incorporation and the bylaws of the Company, and (ii) the valid adoption of resolutions of the Board of Directors of the Company and the Company Stockholders adopting this Agreement and approving the Merger and the consummation of the transactions contemplated hereby.

(j) Certificate of Good Standing. Parent shall have received a long-form certificate of good standing for the Company from the Secretary of State of the State of Delaware, dated within a reasonable period prior to Closing.

(k) Certificates of Status of Foreign Corporation. Parent shall have received a Certificate of Status of Foreign Corporation (or similar document evidencing existence or good standing) of the Company issued by the Secretary of State of each of the States of Delaware, Colorado and New Hampshire dated within a reasonable period prior to the Closing.

(l) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(m) Termination of Certain Plans. Parent shall have received from the Company evidence that each of the Terminated Company Employee Plans has been terminated pursuant to the resolution of the Company’s Board of Directors (in substantially the form provided to Parent prior to the date hereof) effective as of the date immediately preceding the Closing Date, unless Parent has provided written notice to the Company that any such plan shall not be terminated.

(n) Spreadsheet. The Company shall have delivered to Parent and the Payment Agent the Spreadsheet, which shall have been certified as true and correct by the Chief Executive Officer of the Company.

(o) Closing Date Working Capital Statement. The Company shall have delivered to Parent and the Payment Agent the Closing Date Working Capital Statement at least three (3) business days prior to the Closing, which shall have been certified as having been prepared in good faith and based on reasonable assumptions by the Chief Financial Officer of the Company. The Closing Date Working Capital Statement shall include all invoices reasonably expected to be received by the Company at or prior to the Closing Date.

(p) Security Interests. Parent shall have been provided with evidence reasonably satisfactory to it that the obligations underlying the security interests set forth on Section 2.13(h) of the Disclosure Schedule hereto shall have been satisfied.

(q) Company Options and Company Warrants. The Exchange Options shall have been granted pursuant to the Company’s Option Exchange Program and Section 5.18; the New Options shall have been granted pursuant to Section 5.18; and all Company Options other than the Assumed Options and all Company Warrants shall have been terminated, cashed out, exercised or deemed exercised pursuant to Sections 5.14 and 5.18 immediately prior to the Effective Time.

(r) January 1. January 1, 2004 shall have occurred.

6.3 Conditions to Obligations of the Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) Each representation and warranty of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date) and (B) where the failure of any such representations or warranties to be true and correct, individually or in the aggregate, has not had and would not likely have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all qualifications based on the word “material” or similar phrases, other than “Material Adverse Effect” contained in such representations and warranties shall be disregarded), (ii) Parent shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Parent prior to or as of the Closing, and (iii) Company shall have received a certificate, validly executed by the Chief Financial Officer of the Company for and on its behalf to such effect.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive until March 31, 2005 (the “Survival Date”); provided, however, that the representations and warranties contained in Section 2.2 (Company Capital Structure), Section 2.10 (Tax Matters) and Section 2.13 (Intellectual Property) (collectively, the “Specified Representations”) shall survive until March 31, 2006. Without limiting the provisions of Section 1.9 or any other provision that imposes obligations upon Parent or the Surviving Corporation following the Effective Time, the representations and warranties of Parent and Merger Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

7.2 Indemnification. The Escrow Fund and the unpaid Earn-Out Payments (to the extent provided in Section 7.5) are available to indemnify and hold Parent and its officers, directors and affiliates, including the Surviving Corporation (the “Indemnified Parties”), harmless against any and all claims, losses, liabilities, damages, deficiencies, diminution in value, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in any certificate, instrument, or other document delivered by the Company prior to the Effective Time pursuant to this Agreement, (ii) any failure by the Company to perform or comply with any covenant required to be performed by it prior to the Effective Time contained in this Agreement, (iii) any payments for Dissenting Shares pursuant to Section 1.7 in excess of (X) the Common Exchange Price (in the case of shares of Company Common Stock) or (Y) the sum of $.10 plus the Common Exchange Price (in the case of shares of Company Series A Preferred Stock) (“Dissenting Share Payments”) and any claims in respect thereof, (iv) any amount by which the Working Capital Deficit as finally determined pursuant to Section 7.7(b) reflects a Working Capital Deficit that is greater than the Working Capital Deficit reflected in the Closing Date Working Capital Statement, (v) any amount by which Third Party Expenses exceeds the greater of Estimated Third Party Expenses or $1,750,000, or (vi) the matters set forth on Schedule 7.2 hereto. Notwithstanding the foregoing, any amount which is taken into account in calculating the Working Capital Deficit shall not also be taken into account in calculating the amount of any Loss pursuant to this Section 7.2, any amount which is taken into account in calculating the amount of any Loss pursuant to clause (v) of this Section 7.2 shall not also be taken into account in calculating the amount of any Loss pursuant to clause (iv) of this Section 7.2 and any amount which is taken into account in calculating the amount of any Loss pursuant to clauses (iv) of this Section 7.2 shall not also be taken into account in calculating the amount of any Loss pursuant to clause (i) of this Section 7.2. For the purpose of this Article VII only, when determining the amount of any Loss attributable to a breach or inaccuracy of any representation or warranty of the Company, but not for determining whether any such breach or inaccuracy has occurred, any representation or warranty given or made by the Company that is qualified in scope as to materiality (including Material Adverse Effect) shall be deemed to be made or given without such qualification. The Company Stockholders shall not have any right of contribution from the Company or Parent with respect to any Loss claimed by an Indemnified Party.

7.3 Escrow Arrangements.

(a) Escrow Fund. By virtue of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby by the Company Stockholders, and as partial security for the indemnity provided for in Section 7.2, at the Effective Time, the Company Stockholders will be deemed to have received and deposited with the Escrow Agent the Escrow Amount without any act of any Company Stockholder. The Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses incurred or sustained by them and for which they are entitled to recovery under this Article VII; provided, however, that the Sales Tax Escrow Amount shall only be available to compensate the Indemnified Parties for claims by such parties for any Losses described in Schedule 7.2. The Escrow Amount shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. Any income, gains, losses and expenses of the Escrow Fund shall be included by Parent as taxable income or loss of Parent, and any income and gains of the Escrow Fund shall be available to Parent as part of the Escrow Fund, but if not paid to Parent in connection with an indemnification claim in accordance with the terms hereof shall ultimately be distributable to the former Company Stockholders in the same manner as any other payment to them from the Escrow Fund. Within ten (10) business days following the end of each calendar quarter, Parent shall be entitled to a disbursement of 2% of the income and gains (net of any expenses and losses) earned for such quarter on the Escrow Fund.

(b) Threshold. Notwithstanding any provision of this Agreement to the contrary, the Indemnified Parties may not recover any Losses unless and until the Indemnified Parties have paid, incurred, sustained or accrued in accordance with GAAP Losses in excess of $200,000 in the aggregate (the “Threshold Amount”), in which case the Indemnified Parties shall be entitled to recover all indemnifiable Losses accrued in accordance with GAAP, paid, incurred or sustained, including the Threshold Amount. Notwithstanding the foregoing, Parent shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (A) all Losses incurred or sustained pursuant to clauses (iii), (iv), (v) and (vi) of Section 7.2, or (B) pursuant to Section 7.7. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent and delivered to the Escrow Agent and the Stockholder Representative: (1) stating that Parent has paid, incurred, sustained or accrued in accordance with GAAP, or reasonably anticipates that it will have to pay, incur, sustain or accrue in accordance with GAAP Losses, (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, incurred, sustained or accrued in accordance with GAAP, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, and (3) the amount of cash to be delivered to Parent in compensation for such Losses.

(c) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time, on the Survival Date (the “Escrow Period”); provided, however, that (i) the Escrow Fund with respect to the Sales Tax Escrow Amount shall terminate as set forth on Schedule 7.2, and (ii) the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, subject to the good faith objection of the Stockholder Representative, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent prior to the Survival Date with respect to facts and circumstances existing prior to the Survival Date. As soon as all such claims have been resolved (other than claims for any Losses related to the matters set forth on

Schedule 7.2) the Escrow Agent shall deliver to the Company Stockholders the remaining portion of the Escrow Fund (other than the Sales Tax Escrow Amount), if any, not required to satisfy such claims. Deliveries of the Escrow Amount (including the Sales Tax Escrow Amount) out of the Escrow Fund to the former Company Stockholders pursuant to this Section 7.3(c) shall be made in proportion to their respective Allocable Portions; provided, however, that any cash contributed to the Escrow Fund by former Company Stockholders who formerly held Dissenting Shares, (resulting in the reallocation of the Pro Rata Escrow Portions as a result of Dissenting Shares ceasing to be Dissenting Shares pursuant to the definition of “Pro Rata Escrow Portion”) and any amounts payable in respect of Dissenting Share Shortfalls pursuant to Section 1.7(d) hereof shall be distributed to the former Company Stockholders who never held Dissenting Shares on the six month anniversary of the Closing Date in proportion to the respective Pro Rata Escrow Portions of such former Company Stockholders (relative to each other).

(d) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VII. Unless Parent and the Stockholder Representative jointly submit to the Escrow Agent written instructions directing otherwise, the funds shall be placed in a U.S. Bank interest bearing money market account.

(e) Claims for Indemnification.

(i) Upon receipt by the Escrow Agent at any time on or before the Survival Date, or, with respect to claims for any Losses related to the matters set forth on Schedule 7.2, prior to the release of the Sales Tax Escrow Amount in accordance with Schedule 7.2 of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 7.3(f), deliver to Parent, as promptly as practicable, an amount of cash from the Escrow Fund equal to the amount of Losses set forth in such Officer’s Certificate; provided, however, that to the extent an Officer’s Certificate alleges only the basis for anticipated Losses, no amount shall be distributed until such Losses are actually paid, incurred, sustained or accrued in accordance with GAAP.

(ii) If the Stockholder Representative does not object in writing within the 30-day period set forth in Section 7.3(f) after delivery by Parent of the Officer’s Certificate to the Stockholder Representative, such failure to so object shall constitute an irrevocable acknowledgment by the Stockholder Representative on behalf of the former Company Stockholders that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate.

(f) Objections to Claims against the Escrow Fund. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative, and for a period of thirty

(30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amount pursuant to Section 7.3(e) unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such thirty (30)-day period, the Escrow Agent shall make payment pursuant to Section 7.3(e)(i), provided that no such payment may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30)-day period.

(g) Resolution of Conflicts; Arbitration.

(i) In case the Stockholder Representative shall object in writing to any claim or claims made in any Officer’s Certificate to recover Losses from the Escrow Fund within thirty (30) days after delivery of such Officer’s Certificate, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation and prior to sixty (60) days after delivery of an Officer’s Certificate, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30)-day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If one party but not the other fails to select an arbitrator during this fifteen (15)-day period, then the parties agree that the arbitration will be conducted by the one arbitrator selected by the party which has made such a selection.

(iii) Any such arbitration shall be held in Santa Clara County, California, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

(iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The foregoing arbitration provision shall apply to any dispute between the Stockholder Representative and the Indemnified Party under this Article VII other than Section 7.7, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VII.

(h) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VII, Parent shall notify the Stockholder Representative in writing of such claim, and the Stockholder Representative shall be entitled on behalf of the former Company Stockholders, at its expense, to participate in, but not to determine or conduct, the defense of such claim. If there is a third party claim against an Indemnified Party that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any Losses reasonably paid, incurred, sustained or accrued in accordance with GAAP in defense of such third-party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that (i) Parent shall first consult with the Stockholder Representative regarding such settlement and (ii) except with the consent in writing of the Stockholder Representative, no settlement of any such claim with third-party claimants shall be determinative of whether Parent or any other party is entitled to indemnification pursuant to this Article VII or the amount of such indemnification, if any. In the event that the Stockholder Representative has consented in writing to any such settlement, the Company Stockholders shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement or amount.

(i) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(j) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the

Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(k) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

7.4 Stockholder Representative.

(a) Upon the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby by the Company Stockholders, effective at the Effective Time, and without further act of any Company Stockholder, Mark Soane shall be appointed as the Stockholder Representative and as the agent and attorney-in-fact for and on behalf of each Company Stockholder to give and receive notices and communications, to authorize payment to Parent from the Escrow Fund in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the former Company Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the former Company Stockholders.

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith. The former Company Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. At the time of distribution pursuant to Sections 1.9 and 7.3(c) to the former Company Stockholders of any proceeds remaining in the Escrow Fund, to the extent that any distribution out of the Escrow Fund to the former Company Stockholders includes amounts representing income and gains earned with respect to the Escrow Fund or that would represent Earn-Out Payments, the Stockholder Representative shall be entitled to deduct and withhold from such income and gains included in such distribution or that would represent Earn-Out Payment amounts to pay and reimburse fees and expenses incurred or expected to be incurred in connection with his role as Stockholder Representative pursuant to this Agreement; provided, however, that the Stockholder Representative shall not be entitled to deduct and withhold any such amounts in excess of $500,000 in the aggregate.

(c) A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4, shall constitute a decision of the former Company Stockholders and shall be final, binding and conclusive upon the former Company Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the former Company Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

7.5 Maximum Payments; Remedy.

(a) Subject to Section 7.5(b), the maximum amount an Indemnified Party may recover that would otherwise be distributable to a particular Company Stockholder pursuant to the indemnity set forth in Section 7.2 for Losses shall be limited to an amount equal to such Company Stockholder’s Pro Rata Escrow Portion and the right of set-off pursuant to Section 7.6(b).

(b) Nothing herein shall limit the liability of any party hereto for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement if the Merger does not close.

7.6 Exclusive Remedy; Right of Set-Off.

(a) Except as provided in this Section 7.6, from and after the Effective Time resort to the Escrow Fund shall be the exclusive right and remedy of

Parent and the Indemnified Parties for breaches of the representations, warranties, covenants and agreements of the Company contained herein or any other matter with respect to which Parent and the other Indemnified Parties would otherwise be entitled to indemnification hereunder. Except for claims for equitable relief and claims with respect to fraud solely against the person or persons committing or alleged to have committed such fraud, recovery from the Escrow Fund and the unpaid Earn-Out Payments pursuant to Section 7.2 and Section 7.5 shall be the sole and exclusive remedy of the Indemnified Parties for any matter that is otherwise indemnifiable hereunder if the Merger contemplated hereby is consummated.

(b) Right of Set-Off. Notwithstanding anything set forth in this Agreement to the contrary, if the Escrow Fund shall be insufficient to satisfy any and all Losses incurred by the Indemnified Parties with respect to which any of them would otherwise be entitled to indemnification under this Article VII (“Excess Losses”), Parent shall be entitled to set-off any such Excess Losses against any Earn-Out Payments otherwise remaining payable by Parent to the former Company Stockholders under this Agreement. Any such payment shall be withheld from the Earn-Out Payments otherwise payable with respect to each former Company Stockholder in proportion to their respective Allocable Portions. If an Excess Loss is anticipated but not yet incurred or accrued in accordance with GAAP or paid at the time that an Earn-Out Payment is due to be released, then Parent shall be entitled, following and subject to delivery of a valid Officer’s Certificate to the Stockholder Representative with respect to such anticipated Loss, to withhold an amount equal to such amount from the Earn-Out Payments otherwise payable pursuant to the preceding sentence and, if the Escrow Fund then remains in existence, deposit such amount with the Escrow Agent to be held in escrow until a final determination is made regarding such Excess Loss, and shall distribute the remainder of the Earn-Out Payment, if any, in accordance with Section 1.9. The ultimate distribution of such withheld amount shall be made in accordance with the provisions of this Agreement governing the Escrow Fund which relate to disputes regarding an Officer’s Certificate, except that no such notices shall be provided to the Escrow Agent if the Escrow Fund shall have been terminated prior to the date of such withholding. Notwithstanding anything to the contrary in this Agreement, in no event shall the right of set-off described in this Section 7.6(b) be interpreted to have the effect of extending the Survival Date or otherwise expanding the scope of the Losses that are otherwise indemnifiable pursuant to Section 7.2.

7.7 Adjustments to Consideration.

(a) Within sixty (60) days following the Closing Date, Parent shall cause to be prepared and delivered to the Stockholder Representative an unaudited statement setting forth Parent’s determination of Working Capital as of the Closing, setting forth separately each of the following components of Working Capital: (i) Cash and Cash Equivalents as of the Closing (without giving effect to any actions taken by Parent that may become effective as of the Closing), (ii) Receivables as of the Closing (without giving effect to any actions taken by Parent that may become effective as of the

Closing), (iii) Inventory as of the Closing (without giving effect to any actions taken by Parent that may become effective as of the Closing), and (iv) Accounts Payable as of the Closing (without giving effect to any actions taken by Parent that may become effective as of the Closing) (the “Post-Closing Working Capital Statement”). The Post-Closing Working Capital Statement shall be prepared in accordance with GAAP consistently applied, and shall include all invoices received by the Company at or prior to the Closing Date. If the Post-Closing Working Capital Statement deviates from the Closing Date Working Capital Statement in any respect, it shall be accompanied by an explanation for any such deviation, together with reasonably detailed documentary evidence supporting the basis for any such deviation.

(b) In the event that, pursuant to and in accordance with the terms of this Section 7.7 it is finally determined that:

(i) such Working Capital Deficit is greater than the Working Capital Deficit (including a Working Capital Deficit of zero) reflected in the Closing Date Working Capital Statement, such difference shall be referred to herein as an “Additional Working Capital Deficit”; and

(ii) such Working Capital Deficit (including a Working Capital Deficit of zero) x is less than the Working Capital Deficit reflected in the Closing Date Working Capital Statement, such difference shall be referred to herein as a “Working Capital Surplus.”

(c) In the event that, pursuant to the terms of this Section 7.7 it is determined that there exists an Additional Working Capital Deficit, then Parent shall be entitled to recover the amount of such Additional Working Capital Deficit out of the Escrow Fund upon the delivery to the Escrow Agent of an Officer’s Certificate in accordance with and subject to the terms of Section 7.3(b).

(d) In the event that, pursuant to the terms of this Section 7.7 it is determined that there exists a Working Capital Surplus, then Parent shall promptly (and in any event, no more than five (5) business days after the Working Capital Confirmation Date) release an amount equal to the Working Capital Surplus to the Payment Agent for distribution to the former Company Stockholders in accordance with their respective Pro Rata Escrow Portions.

(e) The Stockholder Representative shall have thirty (30) days following delivery of the Post-Closing Working Capital Statement during which to notify Parent in writing (the “Notice of Objection”) of any good faith objections to the calculation of the Additional Working Capital Deficit or Working Capital Surplus, as applicable, or the Post-Closing Working Capital Statement, as it affects such calculation, setting forth a reasonably specific and detailed description of its objections and the dollar amount of each objection. Following delivery by Parent to the Stockholder Representative of the Post-Closing Working Capital Statement, Parent shall give the

Stockholder Representative reasonable access during Parent’s normal business hours to those books and records of the Surviving Corporation in the possession of Parent and any personnel which relate to the preparation of the Post-Closing Working Capital Statement for purposes of resolving any disputes concerning the Post-Closing Working Capital Statement and the calculation of the Additional Working Capital Deficit or Working Capital Surplus, as applicable.

(f) If the Stockholder Representative objects to the Post-Closing Working Capital Statement or Parent’s calculation of the Additional Working Capital Deficit or Working Capital Surplus as reflected therein, Parent and the Stockholder Representative shall attempt to resolve any such objections within thirty (30) days of the receipt by Parent of the Notice of Objection.

(g) If Parent and the Stockholder Representative are unable to resolve any such dispute within the thirty (30) day period referred to in Section 7.7(f), Parent and the Stockholder Representative shall submit the dispute to the Independent Auditors. Each of the parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Independent Auditors. The Independent Auditors shall (x) act in its capacity as an expert and not as an arbitrator, (y) consider only those matters as to which there is a dispute between the parties and (z) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and provide a written explanation of its decision. In the event that Parent and the Stockholder Representative submit any dispute to the Independent Auditors, each such party may submit a “position paper” to the Independent Auditors setting forth the position of such party with respect to such dispute, to be considered by such Independent Auditors as it deems fit. Fifty percent (50%) of any expenses relating to the engagement of the Independent Auditors shall be paid by Parent and fifty percent (50%) of such expenses shall be paid by the Stockholder Representative.

(h) If the Stockholder Representative fails to deliver a timely Notice of Objection in accordance with Section 7.7(e) (i.e., within a thirty (30) day period), the Post-Closing Working Capital Statement (together with Parent’s calculation of the Additional Working Capital Deficit or Working Capital Surplus, as applicable reflected therein), shall be deemed to have been finally accepted by all of the parties to this Agreement. In the event that the Stockholder Representative delivers a Notice of Objection in accordance with the provisions above and Parent and the Stockholder Representative are able to resolve such dispute by mutual agreement, the Additional Working Capital Deficit or Working Capital Surplus, as applicable, agreed by such parties, shall be deemed to have been finally accepted by all of the parties to this Agreement. In the event that the Stockholder Representative delivers a Notice of Objection in accordance with the provisions set forth above and Parent and the Stockholder Representative are unable to resolve such dispute by mutual agreement, the determination of the Independent Auditors with respect to the Additional Working Capital Deficit or Working Capital Surplus, as applicable, shall be deemed to have been finally accepted by all of the parties to this Agreement. The date upon which the calculation of the Additional Working Capital Deficit or Working Capital Surplus reflected thereon is deemed to have been accepted by all parties shall be referred to as the “Working Capital Confirmation Date.” Following the Working Capital Confirmation Date no further adjustments shall be made thereto and neither Parent nor the Stockholder Representative shall have any further right to challenge such calculation of the Working Capital Surplus or Additional Working Capital Deficit, as applicable.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Company and Parent;

(b) by either Parent or the Company if the Closing Date shall not have occurred by March 31, 2004 (or April 30, 2004, if the Closing has not occurred solely as a result of any failure to satisfy the condition specified in Section 6.1(a)); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by either Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the Merger;

(e) by Parent if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) would not be satisfied; provided, however, that if such breach is curable by the Company within fifteen (15) calendar days through the exercise of its commercially reasonable efforts, then for so long as the Company continues to exercise such commercially reasonable efforts Parent may not terminate this Agreement under this Section 8.1(e) unless such breach is not cured within fifteen (15) calendar days after written notice of such breach to the Company (but no cure period shall be required for a breach which by its nature cannot be cured);

(f) by the Company if the Company is not in material breach of its representations, warranties, covenants or agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement of Parent or Merger Sub such that the conditions set forth in Section 6.3(a) would not be satisfied; provided, however, that if such breach is curable by Parent or Merger Sub within fifteen (15) calendar days through the exercise of its commercially reasonable efforts, then for so long as Parent or Merger Sub continues to exercise such commercially reasonable efforts the Company may not terminate this Agreement under this Section 8.1(f) unless such breach is not cured within fifteen (15) calendar days after written notice of such breach to Parent (but no cure period shall be required for a breach which by its nature cannot be cured); or

(g) by Parent, if a Material Adverse Effect shall have occurred after the date of this Agreement; provided, however, that if such Material Adverse Effect is curable by the Company within fifteen (15) calendar days through the exercise of its commercially reasonable efforts, then for so long as the Company continues to exercise commercially reasonable efforts Parent may not terminate this Agreement under this Section 8.1(g) unless such Material Adverse Effect is not cured within fifteen (15) calendar days after written notice to the Company of the circumstance, change, event or effect causing such Material Adverse Effect (but no cure period shall be required for a Material Adverse Effect which by its nature cannot be cured).

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, that the provisions of Sections 5.3, 5.4, 5.5 and 7.5(b), Article IX and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after adoption of this Agreement by the Company Stockholders by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought, but after any such adoption no amendment shall be made that requires the approval of such Company Stockholders under Delaware Law without such approval.

8.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, by virtue of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby by the Company Stockholders, the Company Stockholders will be deemed to have agreed that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all former Company Stockholders whether or not they have signed such extension or waiver.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a) if to Parent, to:

Polycom, Inc.

4750 Willow Road

Pleasanton, CA 94588

Attention: General Counsel

Telephone No.: (925) 924-6000

Facsimile No.: (925) 924-6100

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Mark A. Bertelsen, Esq.

Telephone No.: (650) 493-9300

Facsimile No.: (650) 493-6811

(b) if to the Company or the Stockholder Representative, to:

Voyant Technologies, Inc.

1765 West 121st Avenue

Westminster, CO 80234

Attention: William P. Ernstrom

Telephone No.: (303) 223-5000

Facsimile No.: (303) 223-5200

with a copy to:

Cooley Godward LLP

380 Interlocken Crescent

Suite 900

Broomfield, CO 80021

Attention: James C.T. Linfield

Telephone No.: (720) 566-4010

Facsimile No.: (720) 566-4099

(c) If to the Escrow Agent, to:

U.S. Bank National Association

One California Street, Suite 2550

San Francisco, CA 94111

Attention: Sheila Soares

Telephone No.: (415) 273-4582

Facsimile No.: (415) 273-4591

9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, Section, Exhibit and Schedule references are references to the articles, sections, exhibits and schedules of this Agreement. The meanings of defined terms are equally applicable to the singular and plural forms of such defined terms.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart and that the Escrow Agent need not sign this Agreement for it to be effective among the parties.

9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person (other than, following the Effective Time, the persons described in Section 5.15 with respect to Section 5.15, and without limiting the right of the Stockholder Representative to act on behalf of the Company Stockholders) any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON

CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

POLYCOM, INC.

By:	/s/ Robert C. Hagerty

Name:	Robert C. Hagerty
Title:

VOYANT TECHNOLOGIES, INC.

By:	/s/ Gary Gatchell
Name:	Gary Gatchell
Title:	CFO

VOYAGER ACQUISITION CORPORATION

By:	/s/ Michael M. Kourey
Name:	Michael M. Kourey
Title:

STOCKHOLDER REPRESENTATIVE

/s/ Mark Soane
Name:	Mark Soane

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Sheila Soares
Name:	Sheila Soares
Title:	Vice President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER